                                                                     EXHIBIT 2.3






                            STOCK PURCHASE AGREEMENT





                                     between



                               BSN GLASSPACK N.V.



                                       and



                                 SAXOPHONE B.V.















                          DATED AS OF DECEMBER 31, 2002

                                TABLE OF CONTENTS




              PREAMBLE; RECITALS.............................................................................1

ARTICLE 1     SALE AND PURCHASE OF SHARES AND ADJUSTED DEBT..................................................2
   1.1.         Sale and Purchase............................................................................2
   1.2.         Adjustment of Debt...........................................................................2
   1.3.         Purchase Price...............................................................................2
   1.4.         Manner of Payments...........................................................................2

ARTICLE 2     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER................................................2
   2.1.         Organization; Authority; Execution...........................................................3
   2.2.         Consents and Notices.........................................................................3
   2.3.         Effect of the Transaction....................................................................3

ARTICLE 3     REPRESENTATIONS AND WARRANTIES OF THE SELLER...................................................3
   3.1.         Organization; Authority; Execution...........................................................3
   3.2.         Capital......................................................................................4
   3.3.         Ownership of Stock...........................................................................5
   3.4.         Consents and Notices.........................................................................6
   3.5.         Effect of the Transaction....................................................................6
   3.6.         Compliance with Law..........................................................................7
   3.7.         Accounting and Financial Documents...........................................................8
   3.8.         Conduct of business..........................................................................8
   3.9.         Real Property...............................................................................10
   3.10.        Movable Property and Businesses.............................................................11
   3.11.        Intellectual Property Rights................................................................11
   3.12.        Indebtedness................................................................................11
   3.13.        Receivables.................................................................................12
   3.14.        Contracts...................................................................................12
   3.15.        Cancellation of related-party contracts and satisfaction of debts...........................13
   3.16.        Subsidies...................................................................................14
   3.17.        [intentionally omitted].....................................................................14
   3.18.        Employment Matters..........................................................................14
   3.19.        Pension and Other Employee Benefits Matters.................................................16
   3.20.        Tax, Social Security, Customs...............................................................17
   3.21.        Litigation..................................................................................18
   3.22.        Product Liability...........................................................................18
   3.23.        Bank Accounts and Signature Powers..........................................................18
   3.24.        Intermediaries..............................................................................19
   3.25.        Completeness of Representations and Warranties..............................................19
   3.26.        Seller's knowledge..........................................................................19



ARTICLE 4     COVENANTS OF THE PURCHASER....................................................................19
   4.1.         Best efforts undertaking....................................................................19
   4.2.         Confidentiality.............................................................................19
   4.3.         Non-solicitation............................................................................19
   4.4.         Transfer of cash............................................................................20
   4.5.         Cooperation in limiting application of fiscal unity anti-abuse rules........................20
   4.6.         Distribution agreements.....................................................................20

ARTICLE 5     COVENANTS OF THE SELLER.......................................................................20
   5.1.         Best efforts undertaking....................................................................21
   5.2.         Confidentiality.............................................................................21
   5.3.         Non-competition and non-solicitation........................................................21
   5.4.         Pension Matters.............................................................................22
   5.5.         Allocation of electricity...................................................................28
   5.6.         Service Agreement...........................................................................28
   5.7.         Disposition of real property and certain assets.............................................28
   5.8.         Purchase of Crystal products................................................................31
   5.9.         Insurance...................................................................................32

ARTICLE 6     OPTION TO TRANSFER CRYSTAL....................................................................32
   6.1.         Put; term...................................................................................32
   6.2.         Exercise....................................................................................32
   6.3.         Purchase of Additional Crystal Shares and rescheduling of Crystal Debt......................32
   6.4.         Extension of Put............................................................................33
   6.5.         Management of Crystal.......................................................................33
   6.6.         Lead Crystal Product operations.............................................................34
   6.7.         Trademark and trade name matters............................................................34
   6.8.         Consequences of exercise....................................................................34

ARTICLE 7     INDEMNIFICATION OF PURCHASER..................................................................38
   7.1.         Indemnification.............................................................................38
   7.2.         Environmental Matters.......................................................................38
   7.3.         Calculation of Damages......................................................................40
   7.4.         Method of Asserting Claims, etc.............................................................40
   7.5.         De minimis..................................................................................45
   7.6.         Deductible..................................................................................45
   7.7.         Maximum Amount..............................................................................45
   7.8.         Exceptions to limitations on indemnification................................................46
   7.9.         Interest....................................................................................46
   7.10.        Deadlines for Claims........................................................................46
   7.11.        Release.....................................................................................46
   7.12.        Seller's activities.........................................................................47
   7.13.        Crystal.....................................................................................47

ARTICLE 8     INDEMNIFICATION OF SELLER.....................................................................47
   8.1.         Indemnification.............................................................................47
   8.2.         Company's activities........................................................................48
   8.3.         Claims procedure, etc.......................................................................48




ARTICLE 9     DISPUTE RESOLUTION............................................................................48
   9.1.         Arbitration.................................................................................48
   9.2.         Language....................................................................................48
   9.3.         Waiver; enforcement.........................................................................48

ARTICLE 10    INTERPRETATION; DEFINITIONS...................................................................49
   10.1.        Headings....................................................................................49
   10.2.        Sections....................................................................................49
   10.3.        Definitions.................................................................................49

ARTICLE 11    GENERAL PROVISIONS............................................................................56
   11.1.        Cooperation.................................................................................56
   11.2.        Announcements...............................................................................56
   11.3.        Assignment..................................................................................56
   11.4.        Third Party Beneficiaries...................................................................56
   11.5.        Entire Agreement............................................................................57
   11.6.        Severability................................................................................57
   11.7.        Notices and Communications..................................................................57
   11.8.        Costs.......................................................................................58
   11.9.        No Waiver...................................................................................58
   11.10.       Governing Law...............................................................................58


                                TABLE OF ANNEXES

ANNEX 3.1            EXTRACTS FROM TRADE REGISTER AND ORGANIZATIONAL DOCUMENTS
ANNEX 3.4            CONSENTS AND NOTICES
ANNEX 3.5            EFFECTS OF TRANSACTION
ANNEX 3.7(a)         2001 FINANCIAL STATEMENTS
ANNEX 3.7(b)         2002 FINANCIAL STATEMENTS
ANNEX 3.7(d)         CRYSTAL 2002 FINANCIAL STATEMENTS
ANNEX 3.8            CONDUCT OF BUSINESS EXCEPTIONS
ANNEX 3.9(a)         REAL PROPERTY OWNERSHIP
ANNEX 3.9(b)         REAL PROPERTY LEASES
ANNEX 3.10           ASSETS USED BUT NOT OWNED OR LEASED
ANNEX 3.11(a)        INTELLECTUAL PROPERTY OWNERSHIP
ANNEX 3.11(b)        INTELLECTUAL PROPERTY LICENSES
ANNEX 3.14           MATERIAL CONTRACTS
ANNEX 3.15(b)        FOREIGN EXCHANGE CONTRACT
ANNEX 3.16           SUBSIDIES
ANNEX 3.18(a)        LABOR DISPUTES
ANNEX 3.18(b)        COLLECTIVE AGREEMENTS AND BENEFITS
ANNEX 3.18(c)        EMPLOYEES
ANNEX 3.18(d)        EMPLOYMENT AGREEMENTS
ANNEX 3.18(g)        PENDING LABOR VIOLATION CLAIMS
ANNEX 3.19(a)        PENSION AND OTHER BENEFIT COMMITMENTS
ANNEX 3.19(b)        BSN PLAN
ANNEX 3.20(c)        TAX PROCEEDINGS
ANNEX 3.20(e)        TAX BURDENS
ANNEX 3.20(g)        TAX ELECTIONS
ANNEX 3.21           LITIGATION
ANNEX 3.23           ACCOUNTS AND SIGNATORIES
ANNEX 4.5            REQUEST BY FISCAL UNITY
ANNEX 5.4(c)         ABTN
ANNEX 5.4(k)         EMPLOYEES ON LONG-TERM SICK LEAVE
ANNEX 5.6            FORM OF SERVICE AGREEMENT
ANNEX 5.7(a)         LAND USE AND OWNERSHIP MAP
ANNEX 5.7(d)         EXCLUSIVE USE ASSETS
ANNEX 5.7(e)         FORM OF ASSIGNMENT OF LEASE WITH BUIJS
ANNEX 5.9            TRANSITIONAL INSURANCE COVERAGE

                            STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of December 31, 2002 (this "AGREEMENT"), is between BSN Glasspack N.V., a limited liability company (naamloze vennootschap) organized under the Laws of the Netherlands and having its registered seat at Schiedam and its principal place of business at Buitenhavenweg 116, 3113 BE Schiedam (the "SELLER") and Saxophone B.V., a limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of the Netherlands and having its registered seat at Amsterdam and its principal place of business at Koningslaan 34, 1075 AD Amsterdam (the "PURCHASER"). The Seller and the Purchaser are referred to herein collectively as the "PARTIES" and individually as a "PARTY".

                                    RECITALS

A. The Seller is the owner of all of the shares in the capital, consisting of eight hundred and twenty (820) registered shares with a nominal value of Euro 100 (one hundred euro) each and numbered 1 to 820 (the "SHARES"), of B.V. Koninklijke Nederlandsche Glasfabriek Leerdam, a limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of the Netherlands and having its registered seat at Leerdam and its principal place of business at Lingedijk 8, 4142 LD Leerdam (the "COMPANY"). The Company has a debt owed under a current account maintained with the Seller amounting to Euro 31,217,051.57 (including accrued interest through December 27, 2002) as of the date hereof (the "DEBT").

B. The Purchaser has conducted a due diligence investigation of the Company and, for that purpose, was given access to certain confidential information about the Company by the Seller and the Company.

C. The Company is the owner of all of the shares in the capital, consisting of hundred and forty (140) registered shares with a nominal value of Euro 100 (one hundred euro) each and numbered 1 to 140, of B.V. Leerdam Crystal, a limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands and having its registered seat at Leerdam and its principal place of business at Lingedijk 8, 4142 LD Leerdam ("CRYSTAL"). Crystal has a debt owed under a current account maintained with BSN Glasspack Finance amounting to Euro 1,906,360.78 (including accrued interest through December 27, 2002) as of the date hereof (the "CRYSTAL DEBT").

D. The Seller wishes to sell and transfer, and the Purchaser wishes to purchase, the Shares and the Debt (subject to adjustment as provided herein).

E. In light of the Purchaser's indirect acquisition of Crystal as a subsidiary of the Company, the Purchaser wishes to obtain, and the Seller agrees to grant, an option for the Purchaser to transfer Crystal to the Seller within a specified period of time.

         The Parties have therefore agreed as follows:

                                   ARTICLE 1
                  SALE AND PURCHASE OF SHARES AND ADJUSTED DEBT

1.1. Sale and Purchase. Subject to the terms and conditions of this Agreement, the Seller hereby sells and transfers to the Purchaser, and the Purchaser hereby purchases from the Seller, the Shares and the Adjusted Debt, free and clear of all Encumbrances, as well as all rights attaching to the Shares (including entitlement to all of the dividends related to the profits made by the Company during the 2002 fiscal year) and the Adjusted Debt.

1.2. Adjustment of Debt. The amount of the Debt transferred hereunder (the "ADJUSTED DEBT") shall be equal to the amount of the Debt, reduced by the euro equivalent of the amount of cash transferred to the Seller pursuant to Section 4.4. Such cash shall constitute a full repayment of the portion of the Debt not transferred hereunder.

1.3. Purchase Price. The total consideration payable for the Shares and the Adjusted Debt shall be forty-two million, three hundred thousand euro (Euro 42,300,000) (the "PURCHASE PRICE"), payable on the date hereof, by wire transfer in immediately available funds to the account no 30003 03620 00020117741 49 of the Seller opened with Societe Generale Paris Opera - France (SWIFT Code SOGEFRPPHPO). The Purchase Price amount is composed of an amount equal to the amount of the Adjusted Debt attributable to the Adjusted Debt, and the remainder attributable to the Shares.

1.4. Manner of Payments. All payments to be made pursuant to this Agreement (other than the payment of the Purchase Price, which shall be paid in accordance with Section 1.3) shall be made in euros, for same day value, by wire transfer to the bank account notified in writing by the payee to the payor no later than three Business Days before the date of payment.

                                   ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants that the following statements are true and correct as of the date hereof, unless otherwise stated:

2.1.   Organization; Authority; Execution.

       (a) The Purchaser is a limited liability company duly organized and validly existing under the Laws of the Netherlands, and has the corporate power and authority to conduct its business as currently conducted.

       (b) The Purchaser has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The Purchaser has duly authorized the execution of this Agreement and the consummation of the Transaction, and no other corporate action on the part of the Purchaser is necessary to authorize the execution by it of this Agreement or the consummation of the Transaction.

       (c) This Agreement has been duly executed by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

2.2. Consents and Notices. The Purchaser is not required to obtain any Consents from, make any filings with, or give any notices to any Governmental Authority or other Person that have not already been given in connection with the execution or enforceability of this Agreement or the consummation of the Transaction.

2.3. Effect of the Transaction. The execution of this Agreement by the Purchaser, its performance of its obligations hereunder, and the consummation by it of the Transaction does not give rise to any conflict with, or violation or breach of, any provision of its organizational documents (including by-laws), any obligation (whether contractual or otherwise) of the Purchaser and/or one or more of its Affiliates, or of any applicable Law.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants that the following statements are true and correct as of the date hereof, unless otherwise stated:

3.1.   Organization; Authority; Execution.

       (a) Each of the Seller, the Company and Crystal is a limited liability company duly organized and validly existing under the Laws of the Netherlands. Each of the Company and Crystal has the corporate power and authority to own, lease and operate the assets held or used by it and to conduct its business as currently conducted. The Company is duly registered with the trade register (handelsregister) at the Chamber of Commerce of Tiel, and the information contained in such trade register as reflected in extracts from such trade register dated April 4, 2002, copies of which are attached as ANNEX 3.1, is correct and complete. A copy of the current organizational documents of the Company is attached hereto as ANNEX 3.1.

       (b) The Seller has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The Seller has duly authorized the execution of this Agreement and the consummation of the Transaction to the extent legally required, and no other corporate action on the part of the Company, the Seller or the Seller's Affiliates is necessary to authorize the execution by the Seller of this Agreement or the consummation of the Transaction.

       (c) This Agreement has been duly executed by the Seller, and constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

       (d) None of the Seller, the Company and Crystal is the subject of any current or pending Proceeding under any bankruptcy, insolvency, moratorium on payments, judicial composition, dissolution, liquidation or any other debtor relief or similar Laws.

       (e) There has been no proposal made or resolution adopted by any competent corporate body of the Seller, the Company or Crystal for the dissolution, liquidation, merger or split-up of any of them.

       (f) The minute books or similar records of the Company contain an accurate record of all meetings and other corporate action of its stockholders, Board of Management or Directors or other governing bodies, and any committees thereof, since January 1, 2000. All of the registers, account books and corporate documents of the Company have been and continue to be regularly maintained, and give a true and fair account of the activities of the Company as required by legislation, regulations or internal rules, subject to irregularities that have no material adverse effect on the Company.

       (g) The Seller has delivered to the Company, or the Company is otherwise in possession of, all corporate documents of the Company or to which the Company is entitled by Law.

3.2.   Capital.

       (a) Other than the Shares, there are no outstanding shares or other securities (including warrants) issued by the Company. All of the Shares have been validly issued and are fully paid up. The Company has not issued any depositary receipts of shares (certificaten van aandelen). There are no options, warrants or other agreements or undertakings pursuant to which the Company is or could be bound to issue any shares or other securities (including warrants). No securities issued by the Company are listed on any stock exchange or unregulated market.

       (b) Other than the shares in the capital of Crystal that are owned by the Company, there are no outstanding shares or other securities (including warrants) issued by Crystal. All of Crystal's shares have been validly issued and are fully paid up. Crystal has not issued any depositary receipts of shares (certificaten van aandelen). There are no options, warrants or other agreements or undertakings pursuant to which Crystal is or could be bound to issue any shares or other securities (including warrants). No securities issued by Crystal are listed on any stock exchange or unregulated market.

3.3.   Ownership of Stock.

       (a) The Seller is the unconditional legal and beneficial owner and the holder of record of the Shares, free and clear of all Encumbrances. The rights of the Seller with respect to the Shares are not subject to revocation, rescission or any form of annulment whatsoever.

       (b) None of the Shares have been transferred or encumbered in advance (bij voorbaat), and Seller has not received any notice (betekening) of an attachment (beslag) thereon;

       (c) The Company is the unconditional legal and beneficial owner and the holder of record of all of the shares in the capital of Crystal, free and clear of all Encumbrances. The rights of the Company with respect to such shares are not subject to revocation, rescission or any form of annulment whatsoever. None of the shares of Crystal have been transferred or encumbered in advance (bij voorbaat), and the Company has not received any notice (betekening) of an attachment (beslag) thereon.

       (d) Other than the shares of Crystal, the Company does not own and has not committed to acquire, directly or indirectly, any shareholding or other interest in any corporation, partnership or other entity. The Company does not serve as director or manager of any company or entity, other than Crystal.

3.4.   Consents and Notices.

       (a) Except as set out in ANNEX 3.4, none of the Seller, its Affiliates or the Company is required to obtain any Consents from, make any filings with, or give any notices to any Governmental Authority or other Person in connection with the execution or enforceability of this Agreement or the consummation of any part of the Transaction. All Consents, filings or notices set out in ANNEX 3.4 have been obtained, filed or given, in each case in writing.

       (b) The works council of the Company has been duly informed of and otherwise consulted on, and has given its advice on, the Transaction, in accordance with the applicable collective bargaining agreement and the Dutch Works Councils Act (Wet op de ondernemingsraden).

       (c) The relevant Dutch trade unions have been duly informed of the Transaction in accordance with the Dutch Merger Code (SER - besluit Fusiegedragsregels 2000 ter bescherming van de belangen van werknemers).

3.5. Effect of the Transaction. Except as indicated in ANNEX 3.5, the execution of this Agreement by the Seller, its performance of its obligations hereunder, and the consummation by it of the Transaction does not and will not constitute a breach of the Company's, the Seller's or the Seller's Affiliates' obligations vis-a-vis third parties and, without limiting the foregoing, will not give rise to any of the following:

       (a) any conflict with, or violation of, any provision of the organizational documents (including articles of association or by-laws) of the Seller, its Affiliates or the Company;

       (b) any conflict with, or violation or breach of, any applicable Law, or to the Seller's best knowledge, any other obligation of the Company;

       (c) any loss by the Company of any Subsidy, to the Seller's best knowledge;

       (d) any breach of or default or event that, with the lapse of time or giving of notice would constitute a default, under any Contract of the Company, to the Seller's best knowledge, or any contractual cause for early termination of or acceleration of payment under any Contract of the Company, to the Seller's best knowledge;

       (e) any obligation to pay a bonus or indemnity of any type whatsoever to any employee or corporate executive of the Company, to the Seller's best knowledge;

       (f) any change to, suspension, cancellation or withdrawal of, any Consent granted to the Company, or any favorable Tax or Social benefit or regime enjoyed by the Company, to the Seller's best knowledge;

       (g) any entitlement for any party to be released from its obligations under the terms of any guarantee, comfort letter or other similar document issued as a surety or in support of any undertakings by the Company, to the Seller's best knowledge;

       (h) any registration or creation of a pledge or other security interest on the assets of the Company, to the Seller's best knowledge; and

       (i) any impairment to the continued ownership and use by the Company of the Intellectual Property Rights set out in ANNEX 3.11(a), to the Seller's best knowledge,

       unless such events or circumstances set out in paragraphs (b) through (i) would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), income, properties, Liabilities or operations of the Company, or on the Purchaser's ownership of the Shares and the Adjusted Debt.

3.6.   Compliance with Law.  To the Seller's best knowledge:

       (a) The Company is currently conducting, and has always conducted, its business in compliance with all applicable Laws, Consents, Permits and recommendations from Governmental Authorities, subject to irregularities that have no material adverse effect on the Company.

       (b) The Company possesses all Consents and Permits required in connection with its operations as currently conducted, and all such Consents and Permits are in full force and effect, subject to irregularities that have no material adverse effect on the Company. There are no pending Proceedings to modify, suspend, terminate or otherwise limit any such Consent or Permit that would have a material adverse effect on the Company.

       (c) A situation or practice by or involving the Company that is not in strict compliance with all applicable Laws, Consents, Permits or recommendations from Governmental Authorities, shall not constitute a breach of the representation and warranty given in this Section 3.6, if the competent Governmental Authorities have accepted and/or tolerated such situation or practice with full knowledge of all facts and circumstances relevant to such non-compliance.

3.7.   Accounting and Financial Documents.

       (a) ANNEX 3.7(a) contains complete and correct copies of the audited annual financial statements of the Company (balance sheet, profit and loss statement, cash flow statement and notes on the accounts (including off-balance sheet undertakings)), including the report and opinion of the independent auditor of the Company, as of and for the period ended December 31, 2001, prepared in accordance with Dutch GAAP (the "2001 FINANCIAL STATEMENTS").

       (b) ANNEX 3.7(b) contains complete and correct copies of the unaudited financial statements of the Company (balance sheet, profit and loss statement and notes on the accounts (including off-balance sheet undertakings)) as of and for the period ended September 30, 2002, prepared in accordance with Dutch GAAP and including a comparison to the comparable period ended September 30, 2001 (the "2002 FINANCIAL STATEMENTS"; together with the 2001 Financial Statements, the "FINANCIAL STATEMENTS").

       (c) The Financial Statements give a true and accurate account of the financial condition, assets, liabilities and results of operations of the Company as of the respective dates thereof and for the periods then ended. The 2001 Financial Statements have been certified without qualification by the independent auditor of the Company.

       (d) ANNEX 3.7(d) contains complete and correct copies of the unaudited financial statements of Crystal (balance sheet, profit and loss statement and cash flow statement) as of and for the period ended September 30, 2002, prepared in accordance with Dutch GAAP. Subject to customary year-end adjustments, such financial statements give a true and accurate account of the financial condition, assets, liabilities and results of operations of Crystal as of the date thereof and for the period then ended.

3.8. Conduct of business. To the Seller's best knowledge, since September 30, 2002, except as specifically contemplated herein or as indicated in ANNEX 3.8:

       (a) Each of the Company and Crystal has carried out its activities solely within the Ordinary Course of Business, using all reasonable efforts in accordance with past practice to (i) preserve the organization and value of its business, its goodwill and reputation, its relationships with clients, suppliers, customers, agents, public authorities and any other parties having business dealings with it,
            (ii) keep available the services of its employees, (iii) maintain all assets and properties in work-ing condition, and (iv) comply in all material respects with all contractual and other obligations applicable to its business.

       (b) The Company has not terminated any business relationship that could materially affect its condition, financial or otherwise, or prospects;

       (c) The Company has not undertaken any transaction materially modifying the substance of, or the rights over, its assets, such as any transfer, pledge, lease, grant of license or other rights to third parties with respect to its tangible or intangible assets, except for transactions that were entered into in the Ordinary Course of Business (excluding real estate transactions between or among the Company, Crystal, the Seller and the Seller's Affiliates);

       (d) The Company has not declared any dividends or made any other distribution of profits, reserves or retained earnings;

       (e) The Company has not incurred or become subject to any Liability or entered into any transaction that is outside the Ordinary Course of Business and that could materially affect its condition, financial or otherwise, or prospects;

       (f) The Company has not accelerated the collection of, granted any discounts (other than in the Ordinary Course of Business) with respect to, or sold to third parties, any accounts receivable related to the Company, or delayed the payment of any payables related to the Company or any portion thereof;

       (g) The Company has not changed the collective status of its employees as described in ANNEX 3.18(b), nor has it granted any additional benefit to any of its directors, consultants or employees, with the exception of compulsory salary increases made pursuant to the terms of the applicable collective bargaining agreement;

       (h) The Company has not agreed to any merger, de-merger, spin-off or consolidation; changed its share capital, issued any securities of any nature whatsoever (including warrants), granted any stock options, or purchased any of its own securities;

       (i) No amendments have been made to the organizational documents (including articles of association and by-laws) of the Company;

       (j) The Company has not made any change in its accounting procedures or practices;

       (k) The Company has not made any capital expenditures in excess of Euro 1,250,000 (or its equivalent in any other currency), nor has it committed to purchase orders or otherwise assumed liability for a capital expenditure of Euro 250,000 individually or

            Euro 500,000 in the aggregate (or the equivalent thereof in each case in any other currency) which remains an obligation of the Company on the date hereof;

       (l) No material modifications to any Contract or other arrangement between the Company and the Seller or its Affiliates have been made, other than as specifically envisioned under this Agreement;

       (m) The Company has not, except in the Ordinary Course of Business, (i) varied the terms of any existing indebtedness or guarantee; (ii) subjected any of its properties or other assets to any Encumbrance other than Permitted Encumbrances; (iii) discharged or satisfied any Encumbrance or paid or satisfied any Liability; (iv) cancelled, compromised, settled or otherwise adjusted any debt, claim or Proceeding or waived or released any right relating to its business; or (v) sold, assigned, transferred or otherwise disposed of any assets; and

       (n)  The Company has not agreed to do any of the foregoing.

3.9.   Real Property.

       (a) ANNEX 3.9(a) sets out a complete and accurate list of real property owned by the Company. The Company has good and valid title to all such property, free and clear of all Encumbrances, except for Permitted Encumbrances and except as envisioned under the agreement or agreements to be entered into among the Company, the Seller and Crystal pursuant to Section 5.7.

       (b) Upon the implementation of the arrangements set out in Section 5.7, each of the Company and Crystal will have a valid and subsisting right to use all parcels of real estate currently used (but not owned) by it, in each instance free and clear of all Encumbrances other than Permitted Encumbrances. Other than the parcels falling under the arrangements set out in Section 5.7, and except as set out in ANNEX 3.9(b), neither the Company nor Crystal leases or uses any real property not owned by it.

       (c) There are no pending zoning, condemnation or expropriation Proceedings of which the Company is aware that would preclude or materially impair the use of any property owned, leased or used by the Company or Crystal.

       (d) The buildings and other facilities or installations owned by the Company are not built or situated on land not owned by the Company, except to the extent such buildings or other facilities or installations are built or situated on the parcels of land that are the subject of the arrangements set out in Section 5.7(a).

3.10. Movable Property and Businesses. To the Seller's best knowledge, except as set out in ANNEX 3.10, and upon implementation of the arrangements referred to in Section 5.7(d), the Company either owns free and clear of all Encumbrances other than Permitted Encumbrances, or uses under the terms of a valid lease or finance lease, all movable property, machinery and equipment that it uses.

3.11.  Intellectual Property Rights. To the Seller's best knowledge:

       (a) ANNEX 3.11(a) sets out a complete and accurate list of all Intellectual Property Rights that the Company owns. Except as set out in ANNEX 3.11(a), (i) all such Intellectual Property Rights are valid and free from any Encumbrances; (ii) the Company has made all filings, payments and formalities necessary to ensure its full and exclusive ownership of such Intellectual Property Rights, enforceable against third parties; and (iii) no license or right to use of any of the Intellectual Property Rights set out therein has been granted.

       (b) ANNEX 3.11(b) sets out a complete and accurate list of all Intellectual Property Rights that the Company uses under license, including an indication of which such licenses will terminate or will require renewal as a result of the Transaction.

       (c) Except as set out in ANNEX 3.11(b), the Company is not infringing and has not infringed, and is not participating and has not participated in any infringement of, any Intellectual Property Rights of any other Person. Except as set out in ANNEX 3.11(b), there are no pending adverse claims with respect to any Intellectual Property Rights, either owned or licensed.

       (d) Crystal validly uses the trade name "Royal Leerdam Crystal", as currently used, free from any Encumbrances. No license or right to use such trade name has been granted, and there are no pending adverse claims with respect to such trade name.

3.12.  Indebtedness.

       (a) The Company has no Indebtedness, except for the Debt. The Seller has valid ownership of the Debt, free and clear of all Encumbrances. All interest on the Debt through and including December 27, 2002, has either been paid or is included in the amount of the Debt.

       (b) Crystal has no Indebtedness, except for the Crystal Debt. BSN Glasspack Finance has valid ownership of the Crystal Debt, free and clear of all Encumbrances. All interest on the Crystal Debt through and including December 27, 2002, has either been paid or is included in the amount of the Crystal Debt.

3.13. Receivables. To the Seller's best knowledge, all accounts receivable set out in the Financial Statements and all other rights of payment, including, without limitation, unbilled amounts and credits extended to third parties acquired by the Company between September 30, 2002, and the date hereof, have arisen from bona fide transactions in the Ordinary Course of Business, are free from any Encumbrances, and the reserves or write-offs for bad debts in the Financial Statements have been computed in a manner consistent with past practice.

3.14. Contracts. To the Seller's best knowledge, ANNEX 3.14 sets out a complete and accurate list of all Contracts (setting forth an indication of the purpose of the contract, the names of the parties thereto, and its execution date), other than Contracts solely between or among the Company, Crystal, the Seller and/or the Seller's Affiliates and Contracts that this Agreement contemplates will be executed in connection with the Transaction, falling under any of the following categories:

       (a) Contracts (including customer contracts and groups of contracts related to the same subject matter) involving the Company's obligation to pay, or entitlement to receive, under the normal course of such Contracts, a total amount in excess of Euro 250,000, or the equivalent thereof in any other currency, calculated on the date hereof;

       (b) Contracts, the term of which exceeds one year or is unlimited in duration (with the exception of labor agreements), that the Company may not terminate on less than six months' notice without payment of an indemnity, and that involve the Company's obligation to pay, or entitlement to receive, under the normal course of such Contracts, a total amount in excess of Euro 50,000, or the equivalent thereof in any other currency, calculated on the date hereof;

       (c) Contracts giving rise to the payment by the Company of finder's fees to the other party (or to any entity or individual connected therewith) in consideration for business referred to the Company by such party;

       (d) Contracts providing for the sharing of profits, the payment of commissions, or the payment of any amounts based on profits or revenues;

       (e) Contracts under which the Company is bound to refrain from competing or otherwise restricting the Company's ability to compete in its market;

       (f) Contracts granting exclusive rights, other than exclusive arrangements with suppliers of goods or services not related to the Company's core commercial activities;

       (g)  Any outstanding loans granted by the Company;

       (h) Guarantees, sureties, warranties and credit support agreements given by (i) the Seller or its Affiliates for the benefit of the Company (except for those that will be terminated or otherwise come to an end upon the consummation of the Transaction); or (ii) the Company, other than guarantees as to product performance or prepayments received, guarantees given in the Ordinary Course of Business, or guarantees to secure utility purchases or rental payments, but including such guarantees if to or for the benefit of the Seller or its Affiliates; and

       (i) Contracts relating to the holding and/or transfer of securities or interest in any entity or to the control or management thereof.

       To the Seller's best knowledge, all such Contracts, together with all other contractual relationships falling within the scope of any representation or warranty set forth in this Article 3, are valid and binding and in full force and effect, and enforceable in accordance with their terms. To the Seller's best knowledge, the Company is not in breach of any such Contract and has not waived any right under any such Contract that could have a material adverse effect on the Company, and the Company has not received any notice of breach, default, acceleration or transfer under any such Contract. To the Seller's best knowledge, no other party to any Contract is in default thereunder. To the Seller's best knowledge, except as set out in ANNEX 3.14, all Persons that have entered into any such Contract entitling them to terminate such Contract or accelerate performance thereunder in the event of a change of control of the Company have waived such right in writing in connection with the Transaction.

3.15. Cancellation of related-party contracts and satisfaction of debts. Except as specifically envisioned by this Agreement and except for the Debt and the Crystal Debt, the Seller has:

       (a) repaid or procured the repayment to or by the Company or Crystal of any debt owed to or by the Company or Crystal (including, without limitation, amounts outstanding under any loans granted by or to the Company or Crystal) by or to any of the Seller, its Affiliates or any Related Person thereof, including all interest thereon, without any penalty for prepayment, with the exception of those debts that would have arisen from bona fide transactions between the Company, Crystal the Seller and/or its Affiliates in the Ordinary Course of Business and the payment of which would not have been delayed;

       (b) terminated or procured the termination of, without any penalty or payment by, or Liability to, the Company or Crystal, all Contracts between any of the Seller, its Affiliates or any Related Person thereof, on the one hand, and the Company and/or Crystal, on the other hand (including, without limitation, arrangements for any services to be provided to the Company and/or Crystal by the Seller or its Affiliates other than pursuant to the Service Agreement to be entered into pursuant to Section 5.6), except for the foreign exchange contract entered into between the Company and BSN Glasspack Finance attached hereto as ANNEX 3.15(b), the benefits of which will remain fully available to the Company through December 31, 2003; and

       (c) procured the full release, without any Liability to the Company or Crystal, effective as of the date hereof, of all past, present or future guarantor obligations of the Company and Crystal, in any form whatsoever, including as joint and several obligor, that benefit any of the Seller, its Affiliates or any Related Person thereof.

3.16. Subsidies. To the Seller's best knowledge, ANNEX 3.16 sets out a complete and accurate list of all Subsidies that (i) either impose on the Company any obligations or conditions that remain in effect as of the date hereof or that will come into effect hereafter or (ii) provide for future benefits, setting out the status of each Subsidy, including the benefits thereof and any obligations or conditions imposed on the Company. To the Seller's best knowledge, except as set out in ANNEX 3.16, the Company is not in breach of any of the terms and conditions of any Subsidy.

3.17.  [intentionally omitted]

3.18.  Employment Matters. To the Seller's best knowledge:

       (a) Except as set out in ANNEX 3.18(a), there are no current or pending collective or individual labor disputes with the employees of the Company which may materially affect the Company's condition, financial or otherwise, or prospects.

       (b) ANNEX 3.18(b) sets out, for the Company and, where applicable, for each separate branch or facility:

            (i)    all applicable collective bargaining agreements;

            (ii) the compensation scheme, including premiums, bonuses, commissions, fringe benefits, applicable to all of the employees or certain categories thereof; and

            (iii) the profit-sharing, incentive, stock-options, company savings and other similar plans.

       (c) ANNEX 3.18(c) sets out a list of all employees of the Company and of Crystal as of the date hereof, together with their annual compensation, date of hire and length of service.

       (d) ANNEX 3.18(d) sets out (i) copies of model employment agreements as entered into by the Company, and (ii) copies of all agreements under which certain employees or corporate officers enjoy benefits, the value of which would exceed by at least Euro 10,000 the value of those arising from the collective status referred to in Section 3.18(b) or the model agreements attached hereto (including, without limitation, increased severance pay, extended notice periods, fringe benefits, and pensions), together with a list of the names of the beneficiaries of such agreements and the nature of the exceptional benefits granted.

       (e) There are no existing undertakings or obligations of the Company, or by which it is bound, vis-a-vis former employees or corporate officers of the Company.

       (f) The Company has no obligations vis-a-vis bodies representing its employees exceeding those provided for by applicable Law or the collective status referred to in Section 3.18(b).

       (g) Except as set out in ANNEX 3.18(g), no pending claim has been made against the Company by any relevant authority for failure to comply with labor rules and regulations that is not fully and finally settled.

       (h) Neither the Seller nor the Company has undertaken to grant any benefits to any employees or corporate officers of the Company as a result of the completion of the Transaction.

       (i) The Company has not made any commitment in connection with any Social plan which has not been performed, nor has the Company made any written commitment in connection with any future collective dismissal or reorganization, except for irregularities that have no material adverse effect on the Company.

       (j) The Company is and has complied with all provisions of labor and Social Laws, the collective status described in Section 3.18(b), and individual employment contracts, except for irregularities that, individually or in the aggregate, have no material adverse effect on the Company.

       (k) No senior executive of the Company has declared in writing his or her intention to resign, and no senior executive of the Company has resigned since the date three months before the date hereof.

3.19.  Pension and Other Employee Benefit Matters.

       (a) ANNEX 3.19(a) sets out a complete and accurate list of all pension, pre-pension, health, disability and other employee benefit commitments of the Company and Crystal and all payment obligations of the Company and Crystal in connection with such commitments.

       (b) The BSN Plan, a copy of which is attached as ANNEX 3.19(b), is the only collective and/or individual pension scheme to which the Company and Crystal are obligated to make any contribution or otherwise fulfill any commitment. The BSN Plan was implemented before June 1, 1999, and has not been altered in any material respect since June 1, 1999, other than as required by applicable Law.

       (c) Since the last date on which the pensionable salaries of employees of the Company and Crystal were determined, neither Company nor Crystal has granted, committed to or agreed to any salary increases or other adjustments to pensionable salaries that will or could result in back service or future service payment obligations other than as provided in the applicable collective bargaining agreements disclosed in ANNEX 3.18(b) for employees falling under the provisions of the applicable collective bargaining agreements.

       (d) The BSN Plan and former collective and individual pension, health, disability or similar schemes of the Company or Crystal or applicable to the Company's or Crystal's employees (each a "FORMER PLAN") are and have been in material compliance with applicable Law, except for irregularities that have no material adverse effect on the Company, Crystal, the BSN Plan or Former Plan, as appropriate.

       (e) All contributions due to the BSN Plan under applicable contract or Law are and have been made in full, and all other obligations to the BSN Plan arising under applicable contract or Law (including back-service payments) have been satisfied, in a timely manner, to the extent required by applicable Law.

       (f) No Person has granted a waiver of participation in the BSN Plan with respect to any of the Company's or Crystal's employees.

       (g) There are no current or pending Proceedings regarding the BSN Plan or any Former Plan, or the implementation thereof, and to the Seller's best knowledge, no such Proceedings have been threatened in writing.

3.20.  Tax, Social Security, Customs.

       (a) Each of the Company and Crystal has timely filed true, accurate and complete Tax and Social reports, returns and notices as required by applicable Laws, has withheld from its employees and timely paid to the appropriate Governmental Authority proper and accurate amounts for all periods through the date hereof as required by applicable Tax withholding provisions of applicable Laws, and has otherwise complied with all applicable Tax and Social Laws.

       (b) Each of the Company and Crystal has timely paid all Taxes and Social Charges that became due before the date hereof. Each of the Company and Crystal has fully, duly and timely paid all corporate income taxes due on its share of the taxable profits of the current fiscal unity among the Company, Crystal, the Seller and certain of the Seller's Affiliates (the "FISCAL UNITY") for Dutch corporate income tax purposes (vennootschapsbelasting). The Seller has repaid, or caused the repayment of, all advances made by the Company or Crystal to other members of the Fiscal Unity for Taxes with respect to the fiscal year 2002.

       (c) Except as set forth in ANNEX 3.20(c), to the Seller's best knowledge, (i) none of the Company, Crystal, the Seller and the Seller's Affiliates has received any written information request, notice of initiation of an audit or inquiry or similar written notice from any Tax or Social authorities or bodies relating to any Taxes for which the Company or Crystal is or may be liable, and (ii) no such audit or inquiry has been initiated.

       (d) Neither the Company nor Crystal enjoys or has enjoyed any Tax or Social benefit, favorable regime or Consent in consideration for or subject to undertakings or obligations by which either of them is still bound. Neither the Company nor Crystal owns any asset (i) the tax value of which is materially less than its net book value, (ii) which is subject to any holding obligation, or (iii) to which any latent or contingent Tax or Social Liability not shown in the Financial Statements is attached. The information provided and the representations made to the Tax or Social authorities by the Company or Crystal in connection with the obtaining of any Tax or Social benefits, favorable regimes or Consents enjoyed by it were true, accurate and complete. The profit-sharing, incentive, stock-options, company sav-ings and other similar plans enjoyed by the Company's and Crystal's employees qualify for the Tax and Social exemptions normally applicable to them.

       (e) To the Seller's best knowledge, and except as indicated in ANNEX 3.20(e), neither the Company nor Crystal will incur any Tax burden as a result of the termination, subsequent to or as a result of the sale of the Shares or otherwise as a result of the Transaction, of any fiscal unity regime applicable to it.

       (f) Neither the Company nor Crystal is entitled to any corporate income Tax receivables.

       (g) A complete and accurate list of the Tax elections made by the Company and Crystal (including, but not limited to, elections related to fiscal unity regimes for corporate income tax and V.A.T.) is attached as ANNEX 3.20(g), together with copies of the fiscal unity decree (beschikking) for corporate income tax purposes and the fiscal unity decree for V.A.T. purposes.

       (h) Except as a result of the fiscal unity election and the fiscal unity degree set out in ANNEX 3.20(g), neither the Company nor Crystal has assumed or is bound to assume the Tax Liabilities of any other Person or to indemnify such Person for such Tax Liabilities other than as required by applicable Law.

3.21. Litigation. Except as set out in ANNEX 3.21, there are no current or pending Proceedings to which the Company is a party or in which the Company is otherwise involved, and to the Seller's best knowledge, no such Proceedings have been threatened in writing. There are no Judgments in force or outstanding against the Company that impose ongoing or future obligations on the Company.

3.22. Product Liability. To the Seller's best knowledge, the Company has not been ordered or requested by any governmental or judicial authority, or by any professional or consumer body whatsoever, to recall any product manufactured or marketed by it, or to inform the users thereof of the existence of any defect in any such product or danger caused by, or related to, its use.

3.23.  Bank Accounts and Signature Powers. To the Seller's best knowledge, ANNEX
       3.23 sets out a complete and accurate list of the bank accounts and safe deposit boxes opened in the name of the Company, with the names of the persons authorized to operate such accounts or to have access to such deposit boxes, as well as a list of all of the powers of attorney granted by the Company with a description of the powers thus granted, their term and the positions occupied by the persons to whom they have been granted.

3.24. Intermediaries. All negotiations relating to this Agreement have been carried out without the involvement of any person acting on behalf of the Seller or the Company in a manner that could give rise to any valid claim against the Company or the Purchaser for any broker's or finder's fee or similar compensation in connection with the transactions contemplated hereby.

3.25. Completeness of Representations and Warranties. The Seller has not omitted to disclose to the Purchaser any facts of which the Seller has knowledge that would be necessary to make the information contained in this Agreement and its annexes, taken as a whole, not misleading.

3.26. Seller's knowledge. Where the above representations and warranties are subject to the Seller's knowledge, the Seller's knowledge shall mean (i) the Seller's actual knowledge; (ii) knowledge of the Company, Crystal and their businesses that a reasonably prudent Person wholly owning companies of a comparable size and type has; (iii) knowledge that the Seller, using reasonably diligent efforts to obtain from the Company and Crystal all relevant information, would have; and (iv) knowledge that the Seller could reasonably be expected to have in its capacity as a co-owner and co-operator of the site at Leerdam.

                                   ARTICLE 4
                           COVENANTS OF THE PURCHASER

4.1. Best efforts undertaking. In case any further action is necessary or desirable to carry out the purposes of this Agreement, the Purchaser shall use its best efforts to take or cause to be taken any such action.

4.2. Confidentiality. For three years following the date hereof, the Purchaser shall refrain, and shall cause its Affiliates to refrain, from using in the manufacture of glass packaging (glass containers) or providing any third party (except for its advisors and bankers) any Confidential Information about the Seller or its Affiliates obtained in the course of negotiating the Transaction, other than as required by applicable Law or to enforce its rights under this Agreement.

4.3. Non-solicitation. For two years following the date hereof, the Purchaser shall not employ or solicit for employment, either directly or indirectly, management employees of the Seller (except for such employees whose employment has been terminated by the Seller and for a cause not pertaining to the employees concerned), or incite any of those employees to leave any position they occupy now or in the future with the Seller.

       This prohibition shall not apply to advertisements placed in publications in general circulation.



4.4.   Transfer of cash.

       (a) The Purchaser shall, within five Business Days after the date hereof, cause the Company to transfer to the Seller the cash balance credited on the bank accounts of the Company as of the close of business on the Business Day preceding the date hereof, excluding any amounts paid to the Company before the date hereof pursuant to
            Section 3.20(b), in full repayment of the portion of the Debt not transferred hereunder.

       (b) The Purchaser shall, within five Business Days after the date hereof, cause Crystal to transfer to BSN Glasspack Finance the cash balance credited on the bank accounts of Crystal as of the close of business on the Business Day preceding the date hereof, excluding any amounts paid to Crystal pursuant to Section 3.20(b) before the date hereof, in partial repayment of the Crystal Debt.

4.5. Cooperation in limiting application of fiscal unity anti-abuse rules. A copy of the request filed by the Fiscal Unity with the Dutch Tax authorities on behalf of the VG Holding B.V. (the parent of the Seller), the Company and Crystal to apply the Resolution of the Dutch Underminister of Finance dated February 15, 2002 (nr. CPP 2001/3580) in the event that the Dutch Tax authorities or a court in the final instance decide(s) that one or more transactions have occurred that will give rise to an additional Tax assessment imposed on the Seller according to
       Article 15 of the Corporation Tax Act 1969 and the 16th standard condition (Wet op de vennootschapsbelasting 1969, zestiende standaardvoorwaarde) is attached as ANNEX 4.5. Such request is intended to ensure that, where, pursuant to Article 15 of the Corporation Tax Act 1969 and the 16th standard condition, a transaction has occurred that will give rise to an additional Tax assessment imposed on the Seller and its Affiliates, such additional Tax assessment is limited to only those particular assets that have been transferred between the Seller, its Affiliates, the Company and Crystal under the aforementioned transactions. In the event such assets cannot be identified, the Purchaser shall cooperate with the Seller to take such additional steps as are reasonably required to cause the fiscal unity anti-abuse rule to be limited to assets that have been transferred between the Seller, its Affiliate, the Company and Crystal under the aforementioned transactions.

4.6. Distribution agreements. The Purchaser acknowledges that the Company has entered into agreements with Luigi Bormioli Corporation regarding the distribution of the Company's products in the United States and Canada, and with Royal Doulton Canada regarding the distribution of the Company's products in Canada. In addition to the payment of the Purchase Price, the Purchaser acknowledges and accepts all responsibility, expense and associated costs in the event that such agreements are terminated as contemplated by the Purchaser as a fundamental premise for its entering into the Transaction. The Purchaser acknowledges that the Seller shall not bear any responsibility for any such expenses and costs, whether incurred by the Purchaser or the Company. The Purchaser hereby waives any rights of rescission, cancellation and similar rights under Belgian law that it may have with respect to this Agreement arising out of the cancellation of such distribution agreements.

                                   ARTICLE 5
                             COVENANTS OF THE SELLER

5.1. Best efforts undertaking. In case any further action is necessary or desirable to carry out the purposes of this Agreement, the Seller shall use its best efforts to take or cause to be taken any such action.

5.2. Confidentiality. For three years following the date hereof, the Seller shall refrain, and shall cause its Affiliates to refrain, from using in the manufacture of glass tableware or providing any third party (except for its advisors and bankers) any Confidential Information about the Purchaser, its Affiliates, the Company or Crystal obtained in the course of negotiating the Transaction, other than as required by applicable Law or to enforce its rights under this Agreement.

5.3.   Non-competition and non-solicitation.

       (a) For three years following the date hereof, the Seller shall not (except as permitted by Section 5.3(b)) undertake, directly or indirectly, personally or through other individuals or entities, whether or not for compensation, throughout the world, any activity that might compete with the Company and/or Crystal.

       (b) The Seller shall be entitled to purchase equity interests or assets of a third party that would otherwise result in a breach of Section 5.3(a), provided that (i) the portion of the business so acquired that competes with the Company and/or Crystal (the "COMPETING BUSINESS") had an average annual turnover for the three years preceding such acquisition of no more thanEuro30 million; and (ii) the Competing Business represented no more than 25% of the average annual turnover of the acquired business as a whole for the three years preceding such acquisition. Promptly following the acquisition of any Competing Business authorized hereunder, the Seller shall grant the Purchaser an option, to remain available for

            25 Business Days, to purchase the Competing Business in cash at fair market value, as determined by an investment banker of international repute selected by the Seller. If the Purchaser does not exercise such option within 25 Business Days of the Purchaser's receipt of the option, the Seller shall use its best efforts to sell the Competing Business to a third party within six months of the consummation of the Seller's acquisition of the Competing Business. Before agreeing to any sale of the Competing Business for a price less than that determined by the investment banker pursuant to this section, the Seller shall offer the Competing Business to the Purchaser for such price. If the Purchaser does not accept such offer within 25 Business Days of its receipt of such offer, the Seller may proceed with the sale to a third party; provided, however, that if the sale to the third party is not consummated within six months after the Purchaser's rejection of such offer, the procedure contemplated in the preceding sentence shall be applicable before any sale can be made. For the avoidance of doubt, the procedures set out in this Section 5.3(b) shall apply to any Competing Business acquired within the three-year period referred to in Section 5.3(a), regardless of whether such procedures extend beyond such three-year period.

       (c) For two years following the date hereof, the Seller shall not employ or solicit for employment, either directly or indirectly, management employees of the Company or Crystal (except for such employees whose employment has been terminated by the Company or Crystal and for a cause not pertaining to the employees concerned), or incite any of those employees to leave any position they occupy now or in the future with the Company or Crystal. This prohibition shall not apply to advertisements placed in publications in general circulation.

5.4.   Pension Matters.

       (a) As of the date hereof, the coverage of the Eligible Employees for the benefits provided through the BSN Fund Foundation shall terminate, without prejudice to any rights under the BSN Plan and under this Agreement.

       (b) As soon as reasonably practicable after the date hereof, the Purchaser shall establish a defined benefit plan providing the Eligible Employees with benefits comparable to those granted under the BSN Plan (the "PURCHASER'S PLAN") by implementing such actions as might be required to that effect, including (i) the incorporation of a foundation (stichting) (the "RL PENSION FOUNDATION") as referred to in Section 2.1(b) of the Dutch Pensions Act, (ii) the establishment of pension regulations (a pensioenreglement) in accordance with the Dutch Pensions Act, and (iii) the execution of an agreement between the RL Pension Foundation and the Com-pany and Crystal, as appropriate, as referred to in Section 3a of the Dutch Pensions Act.

       (c) (i) The Seller shall seek to have the BSN Fund Foundation establish as of the Reference Date on its books and records (without having to segregate any actual assets) a separate account (the "Account"), to which shall be credited:

            (A) an amount of assets (reflecting proportionally the combination of total fixed income and non-fixed income assets managed by the BSN Fund Foundation as of the Reference Date) equal to one hundred and five percent (105%) of the aggregate value of the vested and accrued pension obligations as of the Reference Date with respect to Eligible Employees (excluding the effect of any increase in their salaries for 2003) under (x) the Standard Plan, calculated in accordance with Sections 18.2 and 18.3 of the Standard Plan Regulations and based on the employment status and credited service at the Reference Date and using pensionable earnings based on the actual salary at the Reference Date; and (y) the TOP Plan, calculated in accordance with Section 12.3 of the TOP Plan Regulations, and, with respect to Eligible Employees who are covered by the transitional rules under Section 15 of the TOP Plan, calculated on the basis of an assumed TOP retirement age of 60 or 62, as the case may be, using the accrual rates set forth in Sections
                 15.3 and 15.4 of the TOP Plan Regulations, and in all cases calculated based on the employment status, salary (for the determination of pensionable earnings) and credited service from April 1, 1998, as set forth in Sections 15.3 and 15.4 of the TOP Plan, of Eligible Employees as of the Reference Date and, unless otherwise provided herein, in accordance with the actuarial assumptions set forth in the ABTN, a copy of which is attached as ANNEX 5.4(c); and

            (B) an amount equal to the portion of the Premium Deposit outstanding on the Reference Date equal to the ratio between the sum of the value of the TOP benefits for each Eligible Employee projected to their early retirement age (less the TOP benefits taken into account in paragraph (A) above and excluding the TOP benefits accruing at 2 and 15/35%, 2 and 11/37% or 2 and 6/37%, as applicable, per year of service from the Reference Date onwards) relative to the sum of the value of the TOP benefits for each active employee covered under the BSN Plan (including the Eligible Employees) projected to their early retirement age

                 (less the TOP benefits as would be determined under paragraph
                 (A) above and excluding the TOP benefits accruing at 2 and 15/35%, 2 and 11/37% or 2 and 6/37%, as applicable, per year of service from the Reference Date onwards), both determined in accordance with the actuarial assumptions set forth in the ABTN.

                 the aggregate amount calculated in accordance with (A) and
                 (B) above being subject to adjustment as provided below.

            (ii) At any time between the Reference Date and the date seven Business Days before the Pension Transfer Date, the Purchaser may elect to convert all or any portion of the assets credited to the Account into cash, with the understanding that the cash proceeds from sale of the investments will be promptly reinvested in high quality short-term interest bearing government debt. Upon receipt of a written notice from the Purchaser electing such cash conversion, the Seller shall seek to have the BSN Plan convert the assets credited to the Account (or the designated portion thereof) into cash, in accordance with reasonable instructions as to the assets to be converted. If the assets credited to the Account as of the Reference Date have not been definitively ascertained at the time of such election, the Seller shall seek to have the BSN Plan (x) convert assets representing up to 70% (unless otherwise agreed) of the reasonably estimated value of the non-cash assets credited to the Account into cash, and (y) as soon as the amount of assets to be credited to the Account as of the Reference Date is definitively ascertained, convert the remainder of such assets into cash, in each case to the extent requested by the Purchaser and crediting the resulting cash to the Account. The Seller shall seek to have the BSN Plan convert such assets to cash within seven Business Days after the Seller's receipt of written notice from the Purchaser electing such conversion, on the basis of a valuation of such assets made at the time of such conversion to cash, it being understood that the Purchaser and the BSN Fund shall not be responsible for fluctuations in the valuation of such assets between the Reference Date and the date of conversion of such assets, without prejudice to the Purchaser's rights in the event that such assets are not converted in a timely manner in accordance with this Section 5.4(c)(ii).

            (iii) From the Reference Date through the Pension Transfer Date, the amount credited to the Account shall be:

       (A) reduced by the amount of any benefit payments made to or in respect of any Eligible Employee who is entitled to such benefits under the BSN Plan, and who elects to transfer his or her accrued benefits to the RL Pension Foundation;

       (B) reduced by the value of any benefits transferred to another pension plan or insurance company before the Pension Transfer Date at the request of an Eligible Employee, following the termination of such Eligible Employee's service with the Company or Crystal; and

       (C) increased or reduced, as the case may be, on a monthly basis and on the Pension Transfer Date to reflect (x) if the Purchaser has not elected to convert any of the assets credited to the Account to cash, the time-weighted investment return on each category of assets credited to the Account from time to time over that period; and (y) if the Purchaser elects to convert some or all of the assets credited to the Account to cash, the time-weighted investment return on each category of assets credited to the Account and not converted to cash from time to time over that period, and an investment return on the cash credited to the Account at a rate per annum equal to the actual return on the high quality short-term interest bearing government debt in which such cash is to be invested pursuant to
            Section 5.4(c)(ii).

       (d) On a day following the fulfillment of all conditions necessary to complete the transfer of assets and assumption of liabilities contemplated by this Section 5.4(d), including the granting of a consent by the PVK to such transfer, on which the Purchaser and the Seller may agree, or in the absence of such agreement 10 Business Days after the fulfillment of such conditions, (the "PENSION TRANSFER DATE"):

            (i) the Seller shall seek to have the BSN Fund Foundation transfer to the RL Pension Foundation (x) if the Purchaser has elected to convert some or all the assets in the Account to cash pursuant to Section 5.4(c)(ii), an amount in cash equal to the cash balance of the Account attributable to such converted assets as of the Pension Transfer Date; and (y) with respect to assets that the Purchaser has not elected to convert in the Account to cash pursuant to Section 5.4(c)(ii), assets credited to the Account and valued as of the Pension Transfer Date; and

            (ii) the Purchaser shall cause the RL Pension Foundation to assume from the BSN Fund Foundation, in consideration for the cash or assets transferred to it pursuant to Section 5.4(d)(i), liabilities equal to the accrued benefits allocable to all Eligible Employees who are participants in the BSN Plan as of the Pension Transfer Date and who have consented to the transfer of their benefits pursuant to Section 5.4(i).

            If the assets and/or cash transferred to the RL Pension Foundation on the Pension Transfer Date are insufficient to meet the funding requirements of the RL Pension Foundation, the Seller shall not, in the absence of any breach of this Agreement and without prejudice to Section 5.4(g), be liable for such shortfall.

       (e) The Seller shall procure that all required filings and submissions to the PVK and other appropriate Governmental Authorities be made, and that all necessary amendments to the BSN Plan, the relevant provisions in the related pension regulations and the related agreement with the Seller are made, as may be required in connection with the contemplated transfer of cash or assets (including the establishment and operation of the Account and transfers to and from the Account) and assumption of liabilities described herein.

       (f) Within the later of 60 days after obtaining all required approvals and 30 days after being notified of the establishment of the RL Pension Foundation, the Purchaser shall notify or procure that the RL Pension Foundation notifies the Eligible Employees (except for those referred to in Section 5.4(k)) in a legally appropriate manner of their right to transfer from the BSN Fund Foundation to the RL Pension Foundation of all their benefits accrued in the BSN Fund Foundation, the consequences of such transfer (including a reference to a waiver of all claims against the BSN Fund Foundation) and the consequences of not transferring.

       (g) If and to the extent that the PVK or the BSN Fund Foundation does not approve the transfer of the cash or assets contemplated to be transferred pursuant to Section 5.4(d)(i), or is otherwise limited or restricted to do so, the excess of the amount required to be transferred over the amount permitted to be transferred shall be paid by the Seller to the Purchaser in cash on the Pension Transfer Date, in a manner that will secure for such amount the same tax treatment as the tax treatment enjoyed by the cash or assets transferred pursuant to Section 5.4(d)(i). If the BSN Fund Foundation does not take any other action requested by the Seller pursuant to its obligations hereunder, the Seller shall place the Purchaser and the RL Pension Foundation in the position they would have been in had the BSN Fund Foundation taken such action. The Parties shall meet and negotiate in good faith, and shall use their best efforts to implement, any steps (including modifications to the arrangements set out in this Section 5.4) reasonably necessary to pro-cure the approval and cooperation of the PVK and BSN Fund Foundation and otherwise to implement this Section 5.4, it being understood that such negotiations shall not result in a reduction of the amount ultimately payable by the BSN Fund Foundation and/or the Seller to the RL Pension Foundation and/or the Purchaser pursuant to Sections 5.4(d) and (g).

       (h) The Purchaser shall bear all reasonable and customary costs associated with the transfer of the assets and assumption of the liabilities contemplated herein.

       (i) If any Eligible Employee does not consent to the contemplated transfer of his or her benefits accrued in the BSN Fund Foundation to the RL Pension Foundation, such benefits shall continue to be met by the BSN Fund Foundation and shall continue to be governed by the terms and conditions of the BSN Plan. Eligible Employees who do not transfer their accrued benefits to the RL Pension Foundation will be treated as deferred vested plan members for purposes of Article 18 of the Standard Plan and Article 12 of the TOP Plan from the Reference Date onwards. In this case, the amount credited to the Account as of the Reference Date shall be reduced by the amount that otherwise would be credited to the Account as of the Reference Date with respect to such non-consenting Eligible Employees pursuant to
            Section 5.4(c)(i)(A).

       (j) From the date hereof until the Pension Transfer Date, the Seller shall provide or shall seek to have the BSN Fund Foundation provide to the Purchaser, the Company and Crystal all information and documents concerning the Account or otherwise reasonably necessary to ensure the effective transfer from the BSN Fund Foundation to the RL Pension Foundation envisioned in this Section 5.4 or to facilitate the Parties' compliance with their obligations hereunder.

       (k) Notwithstanding any other provision of this Agreement, each of the Company's and Crystal's employees listed in ANNEX 5.4(k) (which includes all employees who, as of the date hereof, have been on sick leave for a continuous period of at least three months), for so long as such employee has not fully recovered and resumed their duties with the Company or Crystal: (i) shall be considered to be a non-consenting employee within the meaning of Section 5.4(i); and
            (ii) shall remain fully covered by the BSN Plan, with the Seller or an Affiliate thereof continuing to make all payments and contributions required with respect to such employee's coverage under the BSN Plan. If any such employee fully recovers and resumes his or her duties with the Company or Crystal before becoming permanently disabled, and if such employee consents to the transfer of his or her benefits to the RL Pension Foundation: (x) if the Account has not yet been paid to the

            RL Pension Foundation, the employee shall no longer be considered a non-consenting employee; or (y) if the Account has been paid to the RL Pension Foundation, the Seller shall seek to procure the transfer of such employee's benefits from the BSN Fund Foundation to the RL Pension Foundation consistent with the principles of this Section
            5.4 (including the obligation to transfer 105% of the value of such employee's vested and accrued pension obligations pursuant to
            Section 5.4(c)(i)(A)); provided, however, that the Reference Date with respect to such employee shall be deemed to be the date on which such employee has fully recovered and resumes his or her active duties with the Company or Crystal.

       (l) Notwithstanding any other provision of this Agreement, the Purchaser shall not be entitled to make any claim based on the level of provisions, deposits or contingent assets recorded or disclosed in the Financial Statements in connection with pension and other matters referred to in this Section 5.4, to the extent that the Seller has complied with this Section 5.4.

5.5.   Allocation of electricity.

       (a) The Company and Crystal on the one hand, and the Seller and its Affiliates on the other, shall be entitled to share pro rata in the benefits of any investment in increased electricity capacity, according to their respective share of the total cost of such investment.

       (b) In the event of any curtailment or rationing of electricity through and including December 31, 2007, that would affect the Company and/or Crystal, the Seller shall allocate to the Company and Crystal continuously a percentage of electricity available to the Seller and its Affiliates in Leerdam equal to the average amount of electricity used by the Company and Crystal in 2001 and 2002, expressed as a percentage of the total electricity used by the Seller, its Affiliates, the Company and Crystal in Leerdam in 2001 and 2002; provided, however, that any electricity made available during such curtailment or rationing solely because of improvements in capacity made after the date hereof shall be allocated according to Section 5.5(a).

5.6. Service Agreement. On the date hereof, the Seller shall enter into, and shall cause the Company, to enter into, a service agreement, pursuant to which the Seller will make available to the Company, and the Company will make available to the Seller, certain operation, management and procurement services, in the form attached as ANNEX 5.6.

5.7.   Disposition of real property and certain assets.

       (a) As soon as reasonably practical hereafter, the Seller shall, and the Purchaser shall cause the Company to, negotiate in good faith and execute an agreement or agreements pursuant to which all real estate properties located on the industrial site of Leerdam, currently occupied exclusively or otherwise exclusively used by either of them (an "EXCLUSIVE OCCUPANT"), that are necessary for the conduct of its business as currently conducted, to which the Exclusive Occupant does not have full title and the partial or full title of which is held by the other (the "EXCLUSIVE USE PROPERTIES"), be leased and thereafter transferred to the Exclusive Occupant. A map outlining the Exclusive Use Properties is attached as ANNEX 5.7(a). Such agreement or agreements (and the Parties' conduct in the interim) shall be negotiated according to the following principles:

            (i) each Exclusive Occupant shall have the exclusive right to occupy and use the Exclusive Use Properties that it currently occupies and uses;

            (ii) the Parties shall make their best efforts to transfer the title to any Exclusive Use Properties to the relevant Exclusive Occupant, provided, however, that any such transfer of title shall be completed under arm's length conditions and after the lapse of any time period necessary to implement such a transfer and to mitigate in the most efficient manner any damages, whether financial or otherwise, incurred to the transferor and the transferee as a result of such transfer;

            (iii) any lease granted to an Exclusive Occupant in connection with any of its Exclusive Use Properties shall be agreed under arm's length conditions;

            (iv) each Exclusive Occupant shall bear all Taxes, costs and expenses (including, without limitation, those related to insurance, maintenance and repairs) incurred in connection with and, more generally, shall comply with all obligations relating to, its Exclusive Use Properties, as if such Exclusive Occupant were the holder of the full title thereto.

       (b) In the event of any dispute arising in connection with the implementation of Section 5.7(a), the Parties shall appoint an independent expert with appropriate expertise relating to the subject matter of such dispute to facilitate the resolution of such dispute. Such expert shall be selected by the Parties or, if the Parties fail to agree on such expert within 30 days of receipt of written notice of such dispute by either Party, appointed by the President of the International Chamber of Com-merce at the request of either Party. The Parties shall share equally the costs of such expert.

       (c) The Company, Crystal and the Seller shall be entitled to continue the use of the properties, facilities and assets of the Company, Crystal and the Seller that have consistently been used jointly by them (as described and indicated in ANNEX 5.7(a)) (the "SHARED PROPERTIES"), according to the following principles:

            (i) The owner of a Shared Property shall grant the other user(s) access to and use of such Shared Property consistent with past practice, subject to such reasonable changes as the users may negotiate in good faith.

            (ii) Any user of a Shared Property that it does not own may give notice to the owner thereof of its intention to cease permanently use of such Shared Property. After the later of the expiration of 30 days from the receipt of such notice and the actual cessation of use of such Shared Property, the user giving notice shall have no further entitlement to use, and no further obligations with respect to, such Shared Property. If any user of a Shared Property that it does not own ceases to use such Shared Property for a period of 6 months, the owner of such Shared Property may terminate such user's entitlement to access and use such Shared Property upon 3 months' written notice, if such user does not object reasonably to such termination and resume consistent use within such 3 months' period.

            (iii) The owners and users of Shared Properties shall take such reasonable further steps as may be legally required to make effective their and the other users' respective rights with respect to the Shared Properties.

            (iv) No later than 30 days before the end of each year, the users of each Shared Property shall negotiate in good faith their anticipated use (expressed as a percentage) of such Shared Property in the subsequent year, based on past practice and any reasonable anticipated changes. Unless otherwise provided in the Service Agreement to be entered into pursuant to
                  Section 5.6, such users shall share all Taxes, costs and expenses (including, without limitation, those related to insurance, maintenance and repairs) incurred in connection with such Shared Property according to their respective percentage of use. If, at the end of any year, the owner of such Shared Property estimates that actual use by any user deviated by more than 15% from the agreed percentage, it shall notify such estimate to the other user(s) in writing, setting out the particular details of such estimate, and the users shall endeavor to agree in good faith on any appropriate reallocation of such Taxes, costs and expenses according to the actual percentages of use. If no such agreement is reached within 30 days of such written notice, the owner or the user may commence proceedings under
                  Article 9.

            (v) Any Taxes, costs and expenses incurred solely by reason of one user's activities or use of a Shared Property shall be borne exclusively by such user.

            (vi) Unless otherwise provided in the Service Agreement to be entered into pursuant to Section 5.6, and subject to the allocation of costs and expenses pursuant to paragraphs (iv) and (v), the owner of each Shared Property shall be responsible for maintenance, insurance, payment of Taxes and other actions necessary to maintain the utility of the Shared Property for the other users.

       (d) The assets set out in ANNEX 5.7(d) shall be transferred to the Company according to the same principles set out in Section 5.7(a), except that the Company shall have the continued exclusive use of such assets without charge during the interim between the date hereof and transfer, and such transfer shall be for a consideration of Euro 1.

       (e) The Seller shall assign to the Company, and shall cause the Company to accept, an assignment, pursuant to which the Seller assigns all of its rights and obligations under two lease agreements between the Seller and Buijs v.o.f. Zand- en Grindhandel, in the form attached as ANNEX 5.7(e).

       (f) The map attached as ANNEX 5.7(a) is to be interpreted assuming the accuracy of the information as to ownership of the relevant parcels attached to such map and without prejudice to the representations and warranties set out in Section 3.9. The exclusive or shared use of the facilities and land of the Seller, the Company and Crystal as of the date hereof, as shaded on the map in light of such ownership assumptions, shall determine whether such facilities and land constitute properties fully-owned and exclusively used by the owner, Exclusive Use Properties or Shared Properties. Notwithstanding any other provision of this Section 5.7, and without prejudice to the representations and warranties set out in Section 3.9, the map, which reflects the Parties' current best understanding, after careful consideration, of the use of the properties identified therein, may be revised in good faith based on the actual use and ownership of such properties as of the date hereof, consistent with the principles set out in Sections 5.7(a) and (c), to the extent that such actual use or ownership as of the date hereof is not correctly reflected by such map. The Party proposing any such revision shall present substantial evidence in support of any such revision within 60 days after the date hereof.

5.8. Purchase of Crystal products. For each of the calendar years 2003 to 2005, the Seller shall purchase from Crystal at leastEuro 150,000 of products manufactured by Crystal.

5.9. Insurance. From the date hereof until the Company and Crystal obtain replacement coverage:

       (a) The Seller shall ensure the continued coverage of the Company and Crystal for the insurance policies set out in ANNEX 5.9. The Purchaser shall make or cause the Company and/or Crystal to make all corresponding premium payments with respect to such insurance policies.

       (b) The Purchaser shall cause the Company and Crystal to take all reasonable steps promptly to obtain replacement coverage for such insurance policies.

       (c) The Purchaser, the Company and Crystal shall be responsible for any costs and expenses incurred in connection with any claim made under such insurance policies, including without limitation any out-of-pocket expenses, deductibles and amounts in excess of any coverage limits.

                                   ARTICLE 6
                           OPTION TO TRANSFER CRYSTAL

6.1. Put; term. The Seller hereby grants to the Purchaser an option to transfer Crystal to the Seller (the "PUT") for a price of Euro 1. The Put shall automatically expire and no longer be exercisable on April 1, 2003, unless the Purchaser notifies the Seller in writing before such date that it wishes to extend the exercise period, in which case the Put shall automatically expire and no longer be exercisable on or after July 1, 2003.

6.2. Exercise. The Purchaser may give written notice to the Seller of its intent to exercise the Put at any time before the expiration of the Put. Upon the Seller's receipt of such notice, the Parties shall promptly take such actions as are necessary to complete the transfer of all of the shares of Crystal from the Company to the Seller for the agreed price ofEuro 1. Without prejudice to any rights the Seller may have arising out of Section 6.5, neither the Company nor the Purchaser shall be required to make any representation, warranty or covenant with respect to such transfer, except as specifically envisioned in this Agreement and apart from the obligation to deliver all of the shares of Crystal free and clear of all Encumbrances.

6.3. Purchase of Additional Crystal Shares and rescheduling of Crystal Debt. Upon expiration of the Put (without it having been exercised):

       (a) The Seller shall cause the holder of the Crystal Debt, and the Purchaser shall cause Crystal, to agree to reschedule an amount (the "RESCHEDULED CRYSTAL DEBT") of the Crystal Debt equal to the lesser of (i) the Crystal Debt as at December 31, 2002, less any amount repaid pursuant to Section 4.4(b); and (ii) Euro 1.6 million. Such Rescheduled Crystal Debt shall be repayable to the holder thereof in three equal annual installments due on December 31 of each year beginning with 2003, and shall not bear interest during such payment period.

       (b) The Purchaser shall cause Crystal to issue additional capital stock for the amount of the Crystal Debt in excess of the Rescheduled Crystal Debt (the "ADDITIONAL CRYSTAL SHARES"), and the Seller shall cause the holder of the Crystal Debt at the time of such expiration to contribute such excess amount in kind to the capital of Crystal, resulting in a corresponding set-off for the amount of the Crystal Debt in excess of the Rescheduled Crystal Debt.

       (c) Within one Business Day following the issuance of the Additional Crystal Shares, the Seller shall cause the holder of the Additional Crystal Shares to sell the Additional Crystal Shares to the Purchaser or the Company, at the Purchaser's direction, and the Purchaser shall purchase or cause the Company to purchase the Additional Crystal Shares for a price of Euro 1.

       (d) The Purchaser shall cause the Company to assume or guarantee Crystal's obligations under this Section 6.3 within 15 days after the date hereof. Following the expiration of the Put, the Parties shall promptly take such actions as are necessary to complete the transfer of the Additional Crystal Shares to the Purchaser or the Company, at the Purchaser's direction, and the rescheduling of the Rescheduled Crystal Debt.

6.4.   Extension of Put. If the Purchaser elects to extend the Put pursuant to
       Section 6.1 beyond March 31, 2003, the Purchaser shall pay to the Seller an amount in consideration for the extension of the Put corresponding to the interest that would be payable on the Rescheduled Crystal Debt from and including April 1, 2003 through (a) if the Put is subsequently exercised, the date on which the Put is exercised; or (b) if the Put is not subsequently exercised, June 30, 2002, in either case calculated at a rate based on the actual average weighted cost incurred by BSN Glasspack Finance in obtaining external financing, plus a margin equal to that invoiced by BSN Glasspack Finance to its Affili-ates, consistent with past practice. Such amount shall be payable on the date of exercise or expiration of the Put, as applicable.

6.5. Management of Crystal. From the date hereof until the earlier of the date on which the Put is exercised and the date on which the Put expires:

       (a) The Purchaser shall manage or shall cause the Company to manage the business of Crystal, and shall cause Crystal to conduct its affairs in the Ordinary Course of Business, using all reasonable efforts in accordance with past practice to (i) preserve the organization and value of its business, its goodwill and reputation, its relationships with clients, suppliers, customers, agents, public authorities and any other parties having business dealings with it,
            (ii) keep available the services of its employees, (iii) maintain all assets and properties in working condition, and (iv) comply in all material respects with all contractual and other obligations applicable to its business.

       (b) The Purchaser shall not and shall cause the Company not to take any action with respect to Crystal, and shall cause Crystal not to take any action, outside the Ordinary Course of Business without the Seller's written consent.

       (c) The Purchaser shall provide or shall cause the Company to provide to the Seller the monthly financial statements of Crystal in a timely fashion. The Seller shall submit any inquiries with respect to such financial statements within 10 Business Days of the Seller's receipt thereof.

6.6. Lead Crystal Product operations. From the date hereof until the earlier of the date on which the Put is exercised and the date on which the Put expires, the Purchaser shall not, and shall cause the Company not to, undertake the manufacture of Lead Crystal Products other than through the business of Crystal.

6.7. Trademark and trade name matters. The Seller shall use its utmost best efforts to cooperate with the Purchaser in taking all reasonable measures to obtain assurances (including, as necessary, from the Royal Court of the Netherlands) regarding the continued ability of the Company to use its trade name and trademarks containing the words "Koninklijke" and/or "Royal", whether the Company remains affiliated with Crystal or not.

6.8. Consequences of exercise. Subject to the condition precedent of the Purchaser exercising the Put, the Parties agree as follows, with respect to the period following such exercise:

       (a) Confidentiality. Until December 31, 2005, the Purchaser shall refrain, and shall cause its Affiliates to refrain, from providing any third party (except for its advisors and bankers) any Confidential Information about Crystal obtained in the course of negotiating the Transaction, other than as required by applicable Law or to enforce its rights under this Agreement.

       (b) Restriction of activities. The Purchaser shall cause the Company not to manufacture Lead Crystal Products at the Leerdam site until December 31, 2004, and not to use the trade name "Royal Leerdam" in connection with Lead Crystal Products thereafter, for so long as Crystal continues to use the trade name "Royal Leerdam Crystal". (c) Non-solicitation. Until December 31, 2004, the Purchaser shall not employ or solicit for employment, either directly or indirectly, management employees of Crystal (except for such employees whose employment has been terminated by Crystal and for a cause not pertaining to the employees concerned), or incite any of those employees to leave any position they occupy now or in the future with Crystal. This prohibition shall not apply to advertisements placed in publications in general circulation.

       (d) Seller's non-competition covenant. For the purposes of Section 5.3, the manufacture and distribution of Lead Crystal Products shall not constitute an activity that competes with the Company.

       (e) Sale of Crystal. Before agreeing to any sale to any third party of Crystal, or any substantial portion thereof, the Seller shall offer such business to the Purchaser for the price offered by such third party. If the Purchaser does not accept such offer within 25 Business Days of the Purchaser's receipt of such offer, the Seller may proceed with the sale to a third party; provided, however, that if the sale to the third party is not consummated within six months after the Purchaser's rejection of such offer, the procedure contemplated in the preceding sentence shall be applicable before any sale can be made.

       (f)  Intellectual Property.

            (i) The Purchaser shall not, and shall cause the Company not to, object to the use by Crystal of the name "Royal Leerdam Crystal" in connection with the production and distribution by Crystal of Lead Crystal Products. The Purchaser shall, and shall cause the Company to, take such further steps as are reasonably requested by the Seller or Crystal that are necessary to permit Crystal to continue such use.

            (ii) For so long as the Company uses the trademark or trade name "Royal Leerdam", the Seller shall cause Crystal not to object to the use by the Company of the name "Royal Leerdam" in connection with the production and distribution of the Company's products, except as provided in Section 6.8(b).

            (iii) For so long as the Company uses the trademark or trade name "Royal Leerdam", the Seller shall, or shall cause Crystal to, notify the Purchaser and the Company in writing of any proposed use of the name "Royal Leerdam Crystal" in connection with any products other than Lead Crystal Products, or any registration of the name "Royal Leerdam Crystal" as a trademark in any jurisdiction, at least 60 days before such use commences or such registration application is filed. The Purchaser may, within such 60-day period, notify its objection to any such proposed use or registration on the grounds that it would have an adverse effect on the goodwill of the Company, its Intellectual Property Rights and/or its products or the continued enjoyment by the Company of its rights attached to the trademark "Royal Leerdam", which shall be reasonably justified. Upon its receipt of such a notice, the Seller shall not, and shall cause Crystal not to, commence such use or file such registration application, without prejudice to its right to challenge the grounds for the Purchaser's objection.

            (iv) Nothing in this Agreement shall be construed to limit the Company's right to use the name "Royal Leerdam", or to require the Purchaser or the Company to take any steps to limit such use, except for Section 6.8(b).

            (v) The Purchaser shall cause the Company to transfer to Crystal the registered trademarks "Leerdam Unica" and "Leerdam Serica" for Euro 1 each.

       (g) Service Agreement. The Purchaser shall cause the Company to provide the services to Crystal that are indicated in the Service Agreement referred to in Section 5.6 as conditional upon the exercise of the Put.

       (h) Real Property. The premises currently occupied and used by Crystal in the Royal Leerdam manufacturing building and the sales store adjacent to the parking lot near the main entrance to the Leerdam site shall not be considered either an Exclusive Use Property or a Shared Property. The Company shall grant Crystal a lease (expiring on the tenth anniversary of the date hereof) for such property on market terms and conditions, to include the following specific provisions:

            (i) The Company shall be responsible for structural maintenance (including walls, floor, carpeting, ceiling, roof, and electrical, natural gas and water infrastructure) and for its share of the showroom, entrance hall, toilets and conference rooms.

            (ii) Crystal shall be responsible for structural maintenance for the sales store.

            (iii) Crystal shall be responsible for maintenance relating to the manufacturing operation, ventilation of furnaces, lehrs and any batch delivery systems.

            (iv) Crystal shall have the financial responsibility for any environmental remediation directly related to its activities in the leased space.

            (v) Rent shall be stated at an annual cost per square meter with an automatic escalation clause at the Dutch CPI.

            (vi) Real property tax allocation shall be consistent with the methodology used between the Company and the Seller.

            (vii) Crystal shall bear a portion of the insurance costs for the relevant buildings proportionate to its share of the total square meters of space in such buildings, as reasonably determined by the Company.

            (viii) Crystal shall bear a portion of the costs on other shared spaces, including the parking lots and roadways, proportionate to its usage of such spaces.

            (ix) Crystal may terminate the lease on six months' prior written notice.

            The other premises occupied or used by Crystal shall be subject to the provisions of Section 5.7(a) - (c) and (f).

       (i) Further obligations. The Seller's obligations under Sections 5.2, 5.3, 5.5 and 5.8, to the extent they apply to Crystal, shall no longer be binding on the Seller.

       (j)  Pension matters.

            (i) If the Account referred to in Section 5.4 has not yet been paid to the RL Pension Foundation on the date of exercise of the Put, the amount credited to such Account shall be reduced as of such date to the amount that would have been credited to the Account as of such date had the employees of Crystal never been considered to be Eligible Employees.

            (ii) If the Account referred to in Section 5.4 was paid to the RL Pension Foundation before the date of exercise of the Put, the Purchaser shall seek to cause the transfer, as soon as reasonably practicable following such date, from the Purchaser's Plan to the BSN Plan of such assets and liabilities as would place the RL Pension Foundation and the BSN Fund Foundation in the position they would have been in had the employees of Crystal never been considered to be Eligible Employees; provided, however, that the provisions of
                   Section 5.4(i) shall apply mutatis mutandi to such transfer.

                                   ARTICLE 7
                          INDEMNIFICATION OF PURCHASER

7.1. Indemnification. The Seller shall indemnify, defend and hold harmless the Purchaser (by way of a payment to be made to the Purchaser or the Company, at the Purchaser's direction) from and against any and all Damages that may be imposed on, incurred by or asserted against the Purchaser, the Company or any Affiliate thereof as a result of:

       (a) any breach or inaccuracy of any representation or warranty of the Seller hereunder;

       (b) any breach of any covenant or agreement of the Seller contained in this Agreement;

       (c) any Liability for Taxes of the Seller or its Affiliates, including any Liability arising out of any Tax assessed at the level of the Fiscal Unity not allocable to the Company;

       (d) any (past, present or future) Liability of the Company on account of Social Charges, pensions or other employee benefits, to any Person who was employed by the Company before the date hereof but who is permanently disabled and was transferred to the payroll of the Seller or any of its Affiliates.

       The Seller shall not be liable for any such Damages arising as a result of: (i) the passing of, or any change in, after the date hereof, any Law or administrative practice of any Governmental Authority not actually in force as of the date hereof (even if retroactive in effect), including, without limitation, any increase in the Tax rates in effect on the date hereof or the imposition of any Tax not in effect on the date hereof; or
       (ii)
       any matter, event, circumstances or qualifications disclosed or reflected in the annexes to this Agreement.

7.2.   Environmental Matters.

       (a) The Seller shall indemnify, defend and hold harmless the Purchaser (by way of a payment to be made to the Purchaser or the Company, at the Purchaser's direction) from and against any and all Damages that may be imposed on, incurred by or asserted against the Purchaser, the Company or any Affiliate thereof as a result of any of the following events and circumstances, to the extent that they occurred or existed at any time on or before the date hereof:

             (i) any pollution, contamination or Release that would violate or require remediation under any applicable Law on the date hereof, the source of which is or was any activity of the Company or any property owned, leased, used or operated by it;

             (ii) any pollution or contamination of any land, premises or facilities owned, leased, used or operated by the Company that would violate or require remediation under any applicable Law on the date hereof;

             (iii) any storage or treatment of dangerous or toxic wastes or substances on land owned, leased, used or operated by the Company in a manner that would violate any applicable Law on the date hereof;

             (iv) any shipment or transportation of any dangerous or toxic wastes or substances by the Company or at its direction at any time before the date hereof in a manner that would violate any applicable Law on the date hereof;

             (v) any disposal of wastes by the Company or at its direction in a manner that would violate any applicable Law on the date hereof; and

             (vi) any failure of the Company to obtain, maintain in full force for the operation of the Company's business, submit timely renewal applications for and comply with all Permits required under applicable Environmental Laws.

       (b) The Seller shall be obligated to make indemnification payments for claims arising out of the matters set out in this Section 7.2 only if the aggregate amount of such claims exceeds Euro 1 million.

       (c) No disclosure by the Seller or any other Person, whether in this Agreement or otherwise, pertaining to the matters set out in Section 7.2(a), shall qualify or limit the Seller's obligations under this
            Section 7.2.

       (d)  The Seller shall not be liable for any Damages under this Section
            7.2 arising as a result of the passing of, or any change in, after the date hereof, any Law or administrative practice of any Governmental Authority not actually in force as of the date hereof (even if retroactive in effect), except for orders, Judgments and decisions based on any Law actually in force as of the date hereof, but including, without limitation, any increase in the Tax rates in effect on the date hereof or the imposition of any Tax not in effect on the date hereof.

7.3. Calculation of Damages. In calculating the amount of any Damages claimed by the Purchaser pursuant to this Article 7:

       (a) the amount of any indemnification or other recoveries (including insurance proceeds) paid to the Purchaser or the Company by any third party with respect to such Damages shall be deducted;

       (b) the amount of any reserve or provision included in the Financial Statements for Damages to which such claim relates shall be deducted; and

       (c) the amount of the Damages shall be increased or reduced by an amount such that the Purchaser or the Company shall be, after having been indemnified and taking into account the Tax consequences of such payment (including Tax savings or Tax benefits, including without limitation any Tax reduction, credit, redemption or loss carry back or carry forward), in the same position as it would have been, had the Damages not occurred.

       In the event that the amount of any reduction in the amount of Damages calculated under this Section 7.3(a) is determined only after payment by the Seller of the amount otherwise required pursuant to this Article 6, the Purchaser or the Company shall repay to the Seller promptly after such determination any such payments that the Seller would not have had to make pursuant to this Article 6, had such determination been made at or prior to the time of such payment.

7.4. Method of Asserting Claims, etc. All claims by the Purchaser shall be asserted and resolved as follows:

       (a) Claim Notices. In the event that (i) any claim, demand or Proceeding is asserted or instituted by any Person other than the Purchaser and/or its Affiliates (including by any Governmental Authority) (a "THIRD PARTY") which could give rise to Damages for which the Seller would be liable to the Purchaser or the Company hereunder (any such claim, demand or Proceeding, a "THIRD PARTY CLAIM"), or (y) the Purchaser or the Company shall have a claim to be indemnified by the Seller which does not involve a Third Party Claim (any such claim, a "DIRECT CLAIM"), the Purchaser shall send to the Seller a written notice (a "CLAIM NOTICE") specifying the factual basis of such claim and the amount or a good faith estimated amount of related Damages (which estimate shall not be conclusive of the final amount of such claim), all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which a right to be indemnified is claimed, all supporting evidence in order for the Seller to assess the merits of the claim and the computation or estimate of Damages, as well as the mention of the beneficiary of the indemnification, if any.

       (b) Time for Claim Notice. The Purchaser shall send a Claim Notice: (i) in the case of a Third Party Claim, within 30 days of receipt of actual notice by the Company of such Third Party Claim (or such shorter period as may be warranted under the circumstances), and
            (ii) in the case of a Direct Claim, with reasonable promptness in view of the circumstances (but in no event later than 30 days after or the Company first becomes aware of the facts upon which the Direct Claim is based); provided, however, that in either case any delay in sending a Claim Notice shall not result in the Purchaser or the Company forfeiting any right hereunder, but may result only in the deduction of an amount from any indemnity payable with respect to such Third Party Claim or Direct Claim, to the extent that the Seller establishes that such delay has actually prejudiced its defense against such Third Party Claim or Direct Claim. For purposes of this Section 7.4(b), the knowledge of the Company shall mean the knowledge of the general manager of the Company.

       (c) Direct Claims. In the event of a Direct Claim, the Seller shall have 30 days following its receipt of the relevant Claim Notice (the "DIRECT CLAIM REVIEW PERIOD") to make such investigation of the underlying claim as it considers necessary or desirable. If the relevant parties agree, on or prior to the expiration of the Direct Claim Review Period, upon the validity and amount of such claim, the Seller shall pay to the Purchaser, within 10 days following the date of such agreement, the agreed amount of such claim or Damage. If the Parties are unable to reach an agreement on or prior to the date of the expiration of the Direct Claim Review Period or if the Seller notifies the Purchaser during the Direct Claim Review Period that it disputes its liability to the Purchaser in respect of the under-lying claim, setting forth the reasons for such objection, the Seller or the Purchaser may commence proceedings pursuant to Article 9.

       (d)  Third Party Claims.

            (i) Third Party Claim Review Period. In the event of a Third Party Claim, the Seller shall have 30 days following its receipt of the relevant Claim Notice (the "THIRD PARTY CLAIM REVIEW PERIOD") to make such investigation of the underlying claim as it considers necessary or desirable and to notify the Purchaser whether or not it: (x) disputes its liability to the Purchaser in respect of such Third Party Claim (and if so, the Seller shall set out the reasons for such disagreement), and (y) elects to control the defense of such Third Party Claim. If the Seller notifies the Purchaser within the Third Party Claim Review Period that it disputes its liability to the Purchaser in respect of the Third Party Claim, and the Parties do not resolve such dispute by the end of the Third Party Claim Period, either Party may commence proceedings under Article 9.

            (ii)   Defense of Third Party Claims.

                   (A) In the event that the Seller notifies the Purchaser during the Third Party Claim Review Period that it elects to control the defense of the Third Party Claim, then until such time, if any, as it is determined or agreed that the Seller has no liability to the Purchaser in respect of such Third Party Claim, the Seller shall have the right (but not the obligation) to control the defense of such Third Party Claim and may retain counsel of its choice to represent the Purchaser or the Company and shall pay the fees and disbursements of such counsel. To the extent requested by the Seller, the Purchaser shall and shall cause the Company to take such actions, provide such information, document, data as the Seller shall consider reasonably necessary or appropriate under the circumstances and to cooperate with the Seller and its counsel in contesting any such Third Party Claim, and shall refrain from taking any action likely to jeopardize or interfere with the defense of such claim. The Purchaser or the Company may assist, at its expense, in the defense against any Third Party Claim with counsel of its choice.

                   (B) In the event that the Seller (x) does not elect to control the defense of a Third Party Claim, (y) fails to elect to control the defense of a Third

                        Party Claim on a timely basis, or (z) having elected to control the defense of a Third Party Claim on a timely basis, fails to assume control of any such defense with reasonable promptness after written demand to such effect by the Purchaser, the Purchaser shall conduct or shall procure that the Company conducts the defense of such Third Party Claim (subject to subsection (iv) below) in good faith and using all reasonable means and defenses available to it or to the Company and shall have the right to retain counsel of its choice. The Purchaser or the Company shall keep the Seller timely informed of the development of the underlying claim. At any time during the defense of such Third Party Claim, the Seller shall have the right (x) to retain counsel of its choice, at its expense, and (y) to make such recommendation as it deems appropriate for the defense of said Third Party Claim.

            (iii) Counterclaim and Cross-Claim. To the extent reasonably requested by the Seller and related to the claim in question, the Purchaser shall make or shall procure that the Company makes any counterclaim against any Person asserting such Third Party Claim or any cross-claim against any other Person that may be liable; provided, however, that the Purchaser or the Company shall not be required to make any counterclaim or cross-claim that could prejudice its commercial interests. The Seller shall be responsible for all legal fees and costs in relation with such counterclaim.

            (iv)   Settlement of Third Party Claims.

                   (A) If the Seller elects to control of the defense of a Third Party Claim as provided in Section 7.4(d)(ii), the Seller shall not be liable for any Third Party Claim which is settled or otherwise compromised or in respect of which any admission of liability is made by the Purchaser or the Company without its prior written consent. In such connection, if the Purchaser or the Company receives from a Third Party or if the Purchaser or the Company proposes to make to a Third Party an offer of settlement of such Third Party Claim (a "SETTLEMENT OFFER"), the Purchaser or the Company shall notify the Seller of such Settlement Offer promptly upon receipt thereof from the Third Party and reasonably in advance of responding thereto, or reasonably in advance of making such Settlement Offer, and shall provide with such notice all related supporting documentation required to enable the Seller to assess the relative merits of the Settlement Offer. At the reasonable re-quest of either of the Parties, the Parties will consult in good faith with respect to any such Settlement Offer. Within 20 Business Days from the receipt of the Settlement Offer notification, the Seller shall determine whether to consent to the Settlement Offer, which consent shall not be unreasonably withheld. If a Settlement Offer involving only the payment of monetary damages is received, which the Seller, but not the Purchaser, is willing to accept, the Purchaser may elect to continue the defense of such Third Party Claim at its own expense; provided that, in that case, the liability of the Seller shall be limited to the lesser of: (i) Damages calculated as if the Third Party Claim were settled in accordance with the proposed Settlement Offer, and (ii) the Damages actually suffered by the Purchaser or the Company taking into account the final determination of the Third Party Claim. The Seller shall not consent to any Settlement Offer involving relief other than or in addition to the payment of monetary damages without the Purchaser's written consent.

                   (B) If the Seller does not elect to control the defense of the Third Party Claim, the Purchaser or the Company shall keep the Seller timely informed of any Settlement Offers it receives and any related negotiations, and shall notify the Seller of its intention to accept or to make any Settlement Offer it deems fair and reasonable, without prejudice to any right of indemnification the Purchaser may have against the Seller under this Agreement, such notification providing the terms and conditions of the Settlement Offer. Within 15 Business Days of receipt of such notice, the Seller may deliver to the Purchaser a notice either approving or disputing the Settlement Offer. If the Seller disputes the Settlement Offer and admits in writing its liability to the Purchaser for all Damages arising out of such Third Party Claim, the Seller may immediately assume the control of the defense of such Third Party Claim pursuant to Section 7.4(d)(ii)(A). If a notice disputing a Settlement Offer contains no such admission, or if the Seller does not deliver a notice within the 15-Business Day period, the Purchaser or the Company shall be free to enter into any settlement of such Third Party Claim, without prejudice to their indemnification rights under this Agreement.

       (e) Cooperation. From and after the delivery of a Claim Notice hereunder, at the reasonable request of the Seller, the Purchaser shall and shall cause the Company to grant the Seller and its representatives (including professional advisors) reasonable access to the books, records, computerized systems, senior management, employees and properties of the Purchaser or of the Company to the extent reasonably related to the matters to which the Claim Notice relates. The Seller will not, and shall require that its representatives do not, use (except in connection with such Claim Notice, the defense of any related Third Party Claim and any counterclaims or cross-claims made pursuant to subsection (d)(iii) above) or disclose to any third party other than the Seller's representatives (except as may be required by applicable Laws) any information obtained pursuant to this Article
            6. All such access shall be granted during normal business hours, and shall be granted under conditions which will not unduly interfere with the business and operations of the Purchaser or of the Company.

       (f) Mitigation. The Purchaser shall use its reasonable efforts and shall cause the Company to use its reasonable efforts to mitigate any Damages resulting from any matters giving rise to a claim for indemnification under this Article 7, including without limitation
            (i) pursuing in good faith any claim that it or the Company may have under any applicable insurance policy or similar arrangement; and
            (ii) not taking any action vis-a-vis any Governmental Authority or other third party aimed at causing a breach of any representations and warranties with the view to collect Damages that would not otherwise have been incurred and that would give rise to a claim for indemnification under this Article 7, other than as required by applicable Law or in the pursuit of other legitimate business purposes.

       (g) Payment. Amounts payable by the Seller under this Article 7 with respect to Third Party Claims shall become due and payable immediately upon the Purchaser's or the Company's legal or contractual obligation to pay such amount to the relevant Third Party.

       (h) Subrogation. Upon the receipt of payment from the Seller with respect to any claim, the Purchaser shall subrogate the Seller in all of the Purchaser's and the Company's rights against Third Parties with respect to such claim.

7.5. De minimis. Subject to Section 7.8, no indemnification shall be paid in connection with any claim under Section 7.1 for an amount less than Euro 10,000 (it being understood that claims for amounts exceeding Euro 10,000, are to be fully indemnified, subject to the terms of this Agreement, including the amount up to Euro 10,000), unless such claim involves a breach of a representation or warranty under Article 3 that is qualified by reference to the materiality of the breach. A series of claims having the same cause shall be considered together as one claim for the purposes of this Section 7.5.

7.6. Deductible. Subject to Section 7.8, the Seller shall be obligated to make any indemnification payment only if the aggregate amount of the claims made by the Purchaser under Section 7.1 exceeds Euro 250,000, and in such case only for the excess of such claims over that amount.

7.7. Maximum Amount. Subject to Section 7.8, the Seller's liability for claims under Sections 7.1 and 7.2 shall not exceedEuro12 million in the aggregate.

7.8.   Exceptions to limitations on indemnification.

       (a)  Sections 7.5, 7.6 and 7.7 shall not apply to claims arising out of:

            (i) the Seller's obligation to deliver the Shares and the Adjusted Debt free and clear of all Encumbrances pursuant to
                   Section 1.1;

            (ii) the Company's ownership of all of the shares in the capital of Crystal free and clear of all Encumbrances;

            (iii) the validity of the Company's existence and Crystal's existence under the Laws of the Netherlands;

            (iv)   breaches of the Seller's representations under Section 3.12;
                   and

            (v)    the matters set out in Section 7.1(b), (c) and (d).

       (b)  Sections 7.5 and 7.6 shall not apply to claims arising out of
            Section 7.2.

7.9. Interest. Any amounts due to the Company or the Purchaser, or to be repaid to the Seller, under this Article 6 shall automatically bear interest at a rate per annum equal to EURIBOR for three-month deposits plus 1.25% calculated on the basis of a 365-day year and the actual number of days elapsed, from the thirtieth day after the date of the corresponding initial payment giving rise to the right to indemnification or repayment.

7.10. Deadlines for Claims. Any claim for breach of a representation or warranty under Section 7.1(a), except for claims for breach of the representations and warranties set out in Sections 7.8(a)(i), (ii) and
       (iii), shall give rise to indemnification only to the extent that the Purchaser notifies it to the Seller before the expiration of an 18-month period from the date hereof; provided, however, that claims related to Tax and Social matters can be made until the expiration of a three-month period after the expiration of the relevant statute of limitations, and claims for breach of the Seller's representations under Section 3.12 related to intra-group Indebtedness can be made until the expiration of a 5-year period from the date hereof. Any claim brought under Section 7.2 shall give rise to indemnification only to the extent that the Purchaser notifies it to the Seller before the expiration of a 7-year period from the date hereof.

7.11.  Release. The Seller shall not be released from any obligations under this
       Article 6 as a result of (a) its lack of awareness of the events, facts or circumstances resulting in a claim hereunder (except where expressly specified); or (b) the approval of the yearly accounts of the current fiscal year by the shareholders' meeting of the Company.

7.12.  Seller's activities.

       (a) The Seller shall indemnify, defend and hold harmless the Purchaser (by way of a payment to be made to the Purchaser or the Company, at the Purchaser's direction) from and against any and all Damages that may be imposed on, incurred by or asserted against the Purchaser, the Company or any Affiliate thereof as a result of any Liability arising out of the Seller's conduct of activities on the property or premises of the Company (including on Exclusive Use Properties and Shared Properties), whether before or after the date hereof.

       (b) No disclosure by the Seller or any other Person, whether in this Agreement or otherwise, of any events, facts or circumstances pertaining to the matters set out in Section 7.12(a), shall qualify or limit the Seller's obligations under this Section 7.12.

       (c) Claims brought under this Section 7.12 shall be subject to Sections 7.3, 7.4, 7.9, and 7.11. Notwithstanding anything in this Agreement to the contrary, claims brought under this Section 7.12 shall not be subject to Sections 7.5 through 7.8, or Section 7.10.

7.13. Crystal. For so long as the Put has not been exercised, all references in this Article 7 to the Company shall be construed as references to Crystal as well as the Company, and the reference in Section 7.3(b) to the Financial Statements shall be construed to include the financial statements of Crystal referred to in Section 3.7(d). Any claim for Damages pursuant to this Article 7 with respect to Crystal shall be payable only upon expiration of the Put, assuming the Put has not been exercised.

                                   ARTICLE 8
                            INDEMNIFICATION OF SELLER

8.1. Indemnification. Without prejudice to any rights under Article 7, the Purchaser shall indemnify, defend and hold harmless the Seller (by way of a payment to be made to the Seller or at the Seller's direction) from and against any and all Damages that may be imposed on, incurred by or asserted against the Seller or any Affiliate thereof as a result of:

       (a) any breach or inaccuracy of any representation or warranty of the Purchaser hereunder; and

       (b) any breach of any covenant or agreement of the Purchaser contained in this Agreement.

       The Purchaser shall not be liable for any such Damages arising as a result of: (i) the passing of, or any change in, after the date hereof, any Law or administrative practice of any Governmental Authority not actually in force as of the date hereof (even if retroactive in effect), including, without limitation, any increase in the Tax rates in effect on the date hereof or the imposition of any Tax not in effect on the date hereof; or (ii) any matter, event, circumstances or qualifications disclosed or reflected in the annexes to this Agreement.

8.2.   Company's activities.

       (a) The Purchaser shall indemnify, defend and hold harmless the Seller from and against any and all Damages that may be imposed on, incurred by or asserted against the Seller as a result of any Liability arising out of the Company's conduct of activities (and, for so long as the Put has not been exercised, Crystal's conduct of activities) on the property or premises of the Seller (including on Exclusive Use Properties and Shared Properties), after the date hereof.

       (b) No disclosure by the Purchaser or any other Person, whether in this Agreement or otherwise, of any events, facts or circumstances pertaining to the matters set out in Section 8.2(a), shall qualify or limit the Purchaser's obligations under this Section 8.2.

8.3. Claims procedure, etc. Sections 7.3, 7.4, 7.9, and 7.11 shall apply mutatis mutandi to claims brought under this Article 8, so that references in such provisions to the Seller, on the one hand, and the Purchaser, the Company and Crystal, on the other, shall be reversed as appropriate.

                                   ARTICLE 9
                               DISPUTE RESOLUTION

9.1. Arbitration. Any disputes that may arise out of or in connection with this Agreement shall be settled finally and exclusively by arbitration by a single arbitrator appointed and proceeding in accordance with the Rules of Arbitration of the International Chamber of Commerce. The arbitration tribunal shall be located in Brussels.

9.2. Language. All submissions and awards in relation to arbitration under this Agreement shall be made in English and all arbitration proceedings and all pleadings shall be in English.

9.3. Waiver; enforcement. Any award made pursuant to this Article 9 shall be final and not subject to appeal. The Parties hereby waive all challenges to any such award. Any Party may present any such award in any court of competent jurisdiction for enforcement. In any such enforcement action, regardless of location, no Party will (and the Parties hereby waive any right to) seek to invalidate or modify the decision of the arbitrators or otherwise to invalidate or circumvent the procedures set out in this
       Article 9. The Parties understand and agree that this Article 9 may be specifically enforced by injunction or otherwise in any court of competent jurisdiction.

                                   ARTICLE 10
                           INTERPRETATION; DEFINITIONS

10.1. Headings. The Article headings in this Agreement are for convenience of reference only and shall not be deemed in themselves to have any contractual value or particular interpretation.

10.2. Sections. Unless otherwise specified, references in this Agreement to "Article", "Section" or "Annex" are to articles and sections of and annexes to this Agreement.

10.3. Definitions. As used in this Agreement, the following terms shall have the following meanings:

       "2001 FINANCIAL STATEMENTS" has the meaning given to it in Section
       3.7(a).

       "2002 FINANCIAL STATEMENTS" has the meaning given to it in Section
       3.7(b).

       "ABTN" means the memorandum on the policy of the board of the BSN Fund Foundation (Actuariele en Bedrijfstechnische Nota) with attachments.

       "ACCOUNT" has the meaning given to it in Section 5.4(c)(i).

       "ADDITIONAL CRYSTAL SHARES" has the meaning given to it in Section
       6.3(b).

       "ADJUSTED DEBT" has the meaning given to it in Section 1.2.

       "AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. Before and through the execution of this Agreement, the Company and Crystal shall not be considered Affiliates of the Seller or the Purchaser. Following the execution of this Agreement: (a) the Company shall be considered an Affiliate of the Purchaser; (b) for so long as the Put is not exercised, Crystal shall not be considered an Affiliate of the Seller and shall be considered an Affiliate of the Purchaser and the Company; and (c) immediately upon exercise of the Put, Crystal shall cease to be considered an Affiliate of the Purchaser and the Company and shall be considered an Affiliate of the Seller.

       "AGREEMENT" has the meaning given to it in the preamble hereto.

       "BSN FUND FOUNDATION" means Stichting Pensioenfonds Vereenigde Glasfabrieken, a foundation (stichting) incorporated under the laws of the Netherlands and having its registered seat at Utrecht, the Netherlands, which has established and currently operates the BSN Plan.

       "BSN PLAN" means the defined pension plan established and operated by the BSN Fund Foundation as at the date hereof to grant or to have granted pensions and other financial benefits to current and former employees (and the dependants thereof) of the Company, in accordance with, and consisting of and reflected in, the Standard Plan, the TOP Plan, the Funding Agreement and the ABTN.

       "BUSINESS DAY" means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York and Amsterdam.

       "CLAIM NOTICE" has the meaning given to it in Section 7.4(a).

       "COMPETING BUSINESS" has the meaning given to it in Section 5.3(b).

       "COMPANY" has the meaning given to it in the recitals hereto.

       "CONFIDENTIAL INFORMATION" means information concerning a Party or its Affiliates (regardless of the form of communication and original author of or person preparing such information), as well as any information or analyses derived from such information, disclosed to the other Party or its Affiliates, agents or representatives, other than (i) information that was already known to the Party at the time of such disclosure to such Party; (ii) information that is or becomes available to the public other than as a result of its disclosure by the Party receiving the information or such Party's Affiliates, agents or representatives; (iii) information that is obtained from another source, provided that the Party receiving the information did not know or have reason to believe that the source of such information was bound by a confidentiality agreement or other contractual, legal or fiduciary obligation with respect to such information; and (iv) information independently developed by the Party receiving the information.

       "CONSENT" means any consent, waiver, approval, positive advice, authorization, exemption, registration, license or declaration of or by, or filing with, any Person.

       "CONTRACT" means any agreement, contract, commitment or undertaking, whether or not in writing, to which the Company is a party or made by or given to the Company.

       "CRYSTAL" has the meaning given to it in the recitals hereto.

       "CRYSTAL DEBT" has the meaning given to it in the recitals hereto.

       "DAMAGES" means all Liabilities, damages, penalties, deficiencies, expenses, fees, losses or Judgments suffered by any party (including costs of investigation and defense and reasonable attorney's fees), in each case after the application of any amounts recovered under insurance contracts or similar arrangements, other than amounts recovered under such contracts or arrangements the premiums of which are adjusted by an amount equal to any proceeds paid, and other than amount recovered from third parties by the damaged party.

       "DEBT" has the meaning given to it in the recitals hereto.

       "DIRECT CLAIM" has the meaning given to it in Section 7.4(a).

       "DIRECT CLAIM REVIEW PERIOD" has the meaning given to it in Section
       7.4(c).

       "DUTCH CPI" means the Consumer Price Index-All Households
       (Consumentenprijsindex-Alle huishoudens), as reported by the Central Statistical Bureau of the Netherlands.

       "DUTCH GAAP" means the generally accepted accounting principles applicable in the Netherlands, as applied to the Company on a consistent basis.

       "DUTCH PENSIONS ACT" means the Pensioen- en spaarfondsenwet.

       "ELIGIBLE EMPLOYEES" means the employees of the Company and Crystal as set forth in ANNEX 3.18(c) and any individuals commencing employment with the Company and Crystal between the date hereof and the Pension Transfer Date, except for such employees who are ineligible for the BSN Plan by reason of their age or otherwise, for the duration of such ineligibility. If the Put is exercised, the employees of Crystal shall no longer be considered Eligible Employees.

       "ENCUMBRANCE" means any title defect, conflicting claim of ownership, mortgage, security interest, lien, pledge, claim, right of first refusal, right to use or occupy, option, charge, covenant, reservation, lease, order, decree, Judgment, stipulation, settlement, attachment, objection, limitation or any other similar restriction.

       "ENVIRONMENT" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

       "ENVIRONMENTAL LAW" means any Law relating to public health and safety, worker health and safety, noise and pollution or protection of the Environment (including without limitation Laws relating to Releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes or otherwise relating to the testing, characterization, classification, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes)

       "EXCLUSIVE OCCUPANT" has the meaning given to it in Section 5.7(a).

       "EXCLUSIVE USE PROPERTIES" has the meaning given to it in Section 5.7(a).

       "FINANCIAL STATEMENTS" means the 2001 Financial Statements and the 2002 Financial Statements.

       "FISCAL UNITY" has the meaning given to it in Section 3.20(b).

       "FORMER PLAN" has the meaning given to it in Section 3.19(d).

       "FUNDING AGREEMENT" means the agreement between the Seller and the BSN Fund Foundation dated February 26, 1998 regarding the funding of the BSN Plan.

       "GOVERNMENTAL AUTHORITY" means any government or governmental or regulatory body or political subdivision thereof (or similar body), whether supranational, federal, state, local or foreign, or any agency or instrumentality thereof, or any court or arbitrator (public or private).

       "INDEBTEDNESS" means, in each case as determined under Dutch GAAP, any:
       (i) amounts borrowed from any Person, whether or not under normal commercial lending terms or upon the issue of bills, bonds or notes (including for the avoidance of doubt, all balances between or among the Company and Crystal on the one hand and the Seller and/or the Seller's Affiliates on the other); (ii) obligations in connection with receivables sold or discounted; (iii) obligations under foreign exchange contracts and all derivative instruments (including, without limitation, any interest or currency protection, hedging or financial future transactions) to the extent that such foreign exchange contracts or derivative instruments have been executed in connection with any indebtedness falling within the scope of this definition; (iv) obligations under any guarantee, counter-indemnity, letter of credit, indemnity or similar assurance against the financial loss of any Person, unless such obligations are subscribed to in the course of the Company's or Crystal's commercial activities to secure obligations other than indebtedness falling within the scope of this definition; and (v) accrued interest, prepayment penalties or other costs of discharge relating to the matters set out in clauses (i) through (iv); but excluding the Debt, the Crystal Debt and any payable linked to the operations of the Company and Crystal, including without limitation payables to suppliers and Tax authorities and Social and employee payables.

       "INTELLECTUAL PROPERTY RIGHTS" means any patents, trademarks, trade names, designs, copyrights and other similar industrial or intellectual property rights.

       "JUDGMENT" means any judgment, order, preliminary or permanent injunction, temporary restraining order, ruling, award, consent decree or administrative act of any court, arbitrator, judicial or administrative authority or other Governmental Authority.

       "LAW" means any statute, act, law, EU directive that is directly enforceable, code, regulation, rule, order, decision or Judgment of any Governmental Authority.

       "LEAD CRYSTAL PRODUCTS" means handmade lead crystal glass products with a lead content of at least 24%.

       "LIABILITY" means any liability or obligations of any nature, whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due.

       "ORDINARY COURSE OF BUSINESS" means, with respect to any entity, (i) the usual, regular and ordinary course of the business conducted by such entity consistent with past practice and custom, and (ii) all transactions being conducted on an arm's length basis.

       "PARTY" has the meaning given to it in the preamble hereto.

       "PENSION TRANSFER DATE" has the meaning given to it in Section 5.4(d).

       "PERMIT" means any permit, license or similar instrument.

       "PERMITTED ENCUMBRANCES" means (i) liens for Taxes not yet due, (ii) warehousemen's, mechanics', carriers', landlords', employees', repairmen's or similar liens imposed by applicable Law, created in the Ordinary Course of Business and for amounts not yet due and payable, and
       (iii) minor imperfections of title or minor Encumbrances that in the aggregate do not materially detract from the value of the property subject thereto or impair in any material respect the use of the property subject thereto.

       "PERSON" means any individual, partnership, corporation, trust, unincorporated organization, Governmental Authority or other entity.

       "PREMIUM DEPOSIT" means the amount of Euro 14,012,863, being the remainder as of the Reference Date of the advance provided by the Seller to the BSN Fund Foundation relating to the transitional rules under
       Section 15 of the TOP Plan.

       "PROCEEDING" means any legal, administrative, arbitration or other alternative dispute resolution suit, action, investigation, inquiry or other proceeding initiated by any Person, Governmental Authority or other party.

       "PURCHASE PRICE" has the meaning given to it in Section 1.2.

       "PURCHASER" has the meaning given to it in the preamble hereto.

       "PURCHASER'S PLAN" has the meaning given to it in Section 5.4(b).

       "PUT" has the meaning given to it in Section 6.1.

       "PVK" means the Pensioen- en Verzekeringskamer, the Dutch Pensions and Insurance Supervisory Board.

       "REFERENCE DATE" means December 31, 2002.

       "RELATED PERSON" means, with respect to any entity, any stockholder, member of the board of directors, member of the supervisory board, member of the management board or officer of such entity or any relative of any such person.

       "RELEASE" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

       "RESCHEDULED CRYSTAL DEBT" has the meaning given to it in Section 6.3(a).

       "RL PENSION FOUNDATION" has the meaning given to it in Section 5.4(b).

       "SELLER" has the meaning given to it in the preamble hereto.

       "SETTLEMENT OFFER" has the meaning given to it in Section 7.4(d)(iv)(A).

       "SHARED PROPERTY" has the meaning given to it in Section 5.7(b).

       "SHARES" has the meaning given to it in the recitals hereto.

       "SOCIAL" means related to Social Charges.

       "SOCIAL CHARGE" means any social security contribution and any other charge or liability relating to employment, including contributions relating to unemployment, medical costs, disability, death, pensions, retirement and vacation.

       "STANDARD PLAN" means the defined pension plan established and operated by the BSN Fund Foundation in accordance with, and consisting of and as reflected in, the Standard Plan Regulations, the Funding Agreement and the ABTN.

       "STANDARD PLAN REGULATIONS" means the Basis-Reglement of the BSN Fund Foundation.

       "SUBSIDY" means any governmental, quasi-governmental or other public and private grant or subsidy that provides any reimbursement, refund, abatement, Tax reduction bonus, Tax exemption, Tax discounted loan, Tax rebate or other Tax advantage or Tax benefit.

       "TAX" and "TAXES" mean any taxes and more generally any mandatory levies (including their principal amount and, as the case may be, penalties, surcharges and interest thereon) whatever their legal characterization and beneficiary may be, including, without limitation: (i) corporation taxes, withholding taxes, Value Added Tax (V.A.T.), excise taxes, property taxes, business taxes, custom duties, transfer and contribution taxes, stamp duty, registration taxes and any taxes based on salaries,
       (ii) any duty paid in consideration for a service provided to the Company, (iii) any Liability of the Company determined on the basis of any tax or by reference to any taxable basis, and (iv) any tax due by a person other than the Company and for which the Company would be liable, in particular as a result of any joint and several obligation with such person, any obligation to hold harmless and indemnify such person, and any obligation to bear the taxes of such person (in particular as a result of a tax consolidation or any similar agreement). Where used as an adjective, "TAX" means related to Taxes.

       "THIRD PARTY" has the meaning given to it in Section 7.4(a).

       "THIRD PARTY CLAIM" has the meaning given to it in Section 7.4(a).

       "THIRD PARTY CLAIM REVIEW PERIOD" has the meaning given to it in Section 7.4(d)(i).

       "TOP PLAN" means the defined pension plan established and operated by the BSN Fund Foundation in accordance with, and consisting of and as reflected in, the TOP Plan Regulations, the Funding Agreement and the ABTN.

       "TOP PLAN REGULATIONS" means the TOP-Reglement of the BSN Fund
       Foundation.

       "TRANSACTION" means the sale and transfer of the Shares and the Adjusted Debt and the grant of the Put pursuant to this Agreement and all (i) actions to be taken and (ii) transactions and agreements to be entered into and carried out, pursuant to this Agreement.

                                   ARTICLE 11
                               GENERAL PROVISIONS

11.1. Cooperation. Each of the Parties shall make every effort to ensure that all measures necessary or useful for the completion of the Transaction are taken in a timely manner. Each of the Parties shall also take all necessary steps to permit the other party and its attorneys to ascertain the satisfactory performance of all of its undertakings made herein.

11.2. Announcements. After the date hereof, each Party shall use its best efforts to consult in good faith the other Party before the issuance or publication of any press release or other announcement with respect to this Agreement or the Transaction. No Party shall issue or publish any such press release or other announcement before January 6, 2003, without the written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, in the event any such press release or announcement is required by or warranted (in the opinion of legal counsel) under applicable Law to be made by the Party proposing to issue the same, such Party may issue such press release or announcement, provided that it uses its best efforts to consult in good faith the other Party before such issuance.

11.3. Assignment. This Agreement and the rights and obligations arising out of it shall not be transferable, either in whole or in part, without the prior written consent of the other Parties.

11.4. Third Party Beneficiaries. Provided that the Company complies with and agrees to be bound by the terms and conditions of this Agreement in the same manner as if it had been the Purchaser, the Parties intend the Company to be a third-party beneficiary of this Agreement and for it to remain a third-party beneficiary of this Agreement, notwithstanding any sale of the Shares to any third party. Provided that the Put is not exercised, and provided that Crystal complies with and agrees to be bound by the terms and conditions of this Agreement in the same manner as if it had been the Purchaser, the Parties intend Crystal to be a third-party beneficiary of this Agreement and for it to remain a third-party beneficiary of this Agreement, notwithstanding any sale of the shares of Crystal to any third party. Except for the foregoing, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the Parties and their successors and assigns any rights or remedies under or by reason of this Agreement.

11.5. Entire Agreement. This Agreement (including the annexes hereto) represents the entire agreement existing between the Parties relative to the subject matter hereof and supersedes all previous negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement. This Agreement may not be amended except by a written instrument signed by the Parties.

11.6. Severability. If any provision of this Agreement is held to be invalid in whole or in part, the validity of the remaining provisions of the Agreement shall not be affected thereby. In such event, the Parties shall, to the extent possible, substitute for such invalid provision a valid provision corresponding to the spirit and purpose thereof.

11.7. Notices and Communications. All notices and other communications required under or in connection with this Agreement shall be in writing and, except as otherwise expressly provided herein, shall be deemed to have been given when delivered in person, on the date of confirmed delivery by a nationally recognized overnight courier service, or in any other case upon actual receipt by the intended recipient. All such notices and other communications shall be dispatched to the appropriate party at the address specified below:

       If to the Purchaser, to:

              Libbey Inc.
              c/o Director of Corporate Business Development
              300 Madison Avenue
              Toledo, OH 43604

       If to the Seller, to:

              BSN Glasspack N.V.
              c/o  Rene Leenders
              Buitenhavenweg 116
              3113 BE Schiedam, The Netherlands

       or to such other addressee as the addressees above shall indicate to the other Parties in accordance with the provisions of this section.

11.8. Costs. Unless otherwise stipulated herein, each Party shall be responsible for the payment of all fees and costs incurred by it in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of their respective financial advisors, accountants and counsel.

11.9. No Waiver. The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

11.10. Governing Law. This Agreement shall be governed by the Laws of Belgium.

Done in Brussels, on December 31, 2002 in 4 original copies.



                                     BSN GLASSPACK N.V.


                                     by:  /s/ Jean-Yves Schapiro
                                        ----------------------------------
                                     Jean-Yves Schapiro
                                     Duly authorized




                                     SAXOPHONE B.V.


                                     by:  /s/ Mark E. Songer
                                        ----------------------------------
                                     Mark E. Songer
                                     Attorney-in-fact